Exhibit 10.1

MASTER MANAGEMENT AGREEMENT

This Master Management Agreement (the “Agreement”) is dated on June 5, 2026 and is entered into by and between:

(1)
Icon Energy Corp. a corporation duly organized and existing under the laws of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (“Icon”);

(2)
Pavimar Shipping Co. a company duly organized and existing under the laws of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and having established a branch office in Greece pursuant to the provisions of art. 25 of Law 27/1975 (formerly law 89/1967) at 17th km National Road Athens-Lamia & Foinikos street, 14564, Nea Kifisia, Athens, Greece  (the “Manager”); and

(3)	The entities listed in Schedule A hereto, as such Schedule A may be supplemented and/or amended from time to time (the “Managed Entities”)

(hereinafter collectively referred to as the “Parties” or individually as a “Party”).

WHEREAS:

(A)	Icon, directly or indirectly, wholly or partially, owns the Managed Entities, each of which carries on the business described opposite its name in Schedule A hereto;

(B)
The Manager has the benefit of expertise in the provision of technical, commercial, crew and ancillary management services in respect of oceangoing cargo vessels, as well as in the administration and representation of shipowning companies generally, in each case either on its own or through the appointment of one or more specialized Sub-Manager(s) (as defined below);

(C)
Subject to the terms and conditions set forth herein, the Group (as defined below) has retained the Manager to provide certain technical, commercial, crew and ancillary management and administrative services as described in more detail in this Agreement and the Schedules hereto, and the Manager is willing and able to provide such services.

NOW THEREFORE, in consideration of the foregoing, the Parties hereto agree as follows:

1.	Definitions and Construction

In this Agreement:

“Administrative Management Services” means the administrative support services set forth in Schedule C to this Agreement.

“Affiliate” means, in relation to a specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

“Agreement” means this Master Management Agreement.

“Board” means, in relation to a specified entity, the Board of Directors of such entity as same may be constituted from time to time.

“Business Day” means a day (excluding Saturdays and Sundays) on which banks are open for general business in Athens, Greece and New York, United States.

“Change of Control” means the occurrence of any of the following events, at any time after the Effective Date:

(a)
the acquisition by any person, other than Icon or one or more Permitted Holders, of beneficial ownership or control of any capital stock of Icon if, after such acquisition, such person beneficially owns or controls a percentage equal to or greater than the Change of Control Threshold of Icon’s Outstanding Common Stock or Outstanding Voting Securities (including any convertible securities, warrants, options, or other rights of any nature to acquire Icon’s Outstanding Common Stock or Outstanding Voting Securities); or

(b)	a change in the composition of the Board of Icon that results in its Continuing Directors no longer constituting a majority of its Board (or, if applicable, of the Board of a successor to Icon); or

(c)
the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving Icon, or a sale or other disposition of all or substantially all of the assets of Icon, unless, immediately following such transaction or series of transactions, in the resulting or acquiring corporation (which shall include, without limitation, a corporation, which as a result of such transaction or series of transactions directly or indirectly owns or controls Icon or substantially all of Icon’s assets) (such resulting or acquiring corporation, the “Acquiring Corporation”) no person, other than one or more Permitted Holders, beneficially owns or controls a percentage equal to or greater than the Change of Control Threshold of the Acquiring Corporation’s Outstanding Common Stock or Outstanding Voting Securities (including any convertible securities, warrants, options, or other rights of any nature to acquire the Acquiring Corporation’s Outstanding Common Stock or Outstanding Voting Securities); or

(d)	Mrs. Ismini Panagiotidi ceases to be the Chief Executive Officer of Icon; or

(e)	the liquidation or dissolution of Icon.

“Change of Control Threshold” means thirty percent (30%).

“Continuing Director” means, in relation of a specified entity, at any date a member of the Board of such entity who was a member of its Board on the Effective Date; or was nominated or elected subsequent to such date by at least a majority of its directors who were Continuing Directors at the time of such nomination or election; or whose election to its Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided that there shall be excluded from this definition any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board of such entity.

“CPI” means, in relation to a specified country, the annual consumer price index of such country as compiled and published by its official statistical bureau.

“Effective Date” means the date on which Icon’s Board approved Icon’s entry into a management agreement substantially in the form of this Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Flat Fee” has the meaning set forth in Section 6(b)(ii) of this Agreement.

“Group” means Icon and the Managed Entities from time to time and “member of the Group” shall be construed accordingly.

“Icon” has the meaning set forth in the preamble to this Agreement.

“Incentive Compensation” has the meaning set forth in Section 6(f) of this Agreement.

“Initial Services Agreement” means the services agreement dated April 1, 2024, as amended and restated, between Icon and the Manager, pursuant to which the Manager provides Icon with the services of Icon’s executive officers and corporate secretary.

“Initial Ship Management Agreements” means the ship management agreements entered into between the Manager and each of the Managed Entities prior to the Effective Date regarding the technical, commercial, crew and ancillary management of the Vessels.

“Managed Entity” means each of the entities listed in Schedule A hereto, as such Schedule A may be supplemented and/or amended from time to time to include or exclude entities that may become, or cease to be, Managed Entities.

“Management Fees” has the meaning set forth in Section 6(c) of this Agreement.

“Manager” has the meaning set forth in the preamble to this Agreement.

“Net Asset Value” means, in relation to a specified Passive Investment, the aggregate fair market value of the assets of such Passive Investment less its liabilities, in each case to the extent attributable to the Group’s direct or indirect interest therein, as determined by the Group in good faith based on generally accepted valuation methodologies.

“Net Profit” means, in relation to a specified Passive Investment, the amount by which all cash proceeds, distributions, dividends, sale proceeds and other amounts realized by the Group from such Passive Investment exceed the aggregate capital the Group invested therein.

“Outstanding Common Stock” means, in relation to a specified entity at any time, the shares of common stock of such entity then issued and outstanding.

“Outstanding Voting Securities” means, in relation to a specified entity at any time, the securities of such entity then issued and outstanding and entitled to vote at its general meeting, or appoint or remove its directors or other equivalent officers, or give directions with respect to its operating and financial policies with which its directors or other equivalent officers are obliged to comply.

“Party” has the meaning set forth in the preamble to this Agreement.

“Passive Investment” means any investment in equity, membership interests, partnership interests, securities, or other instruments or interests in private or public businesses in which the Group does not possess or exercise operational control or day-to-day management authority.

“Permitted Holders” means (a) Mrs. Ismini Panagiotidi and/or her ascendants, descendants and/or other immediate family members; (b) any Affiliate of any of the foregoing; (c) in the event of incapacity (as adjudicated by a court of competent jurisdiction) or death of any of the persons described in limb (a) of this definition, such person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date will beneficially own or have the right to acquire, directly or indirectly, capital stock or Icon’s Outstanding Common Stock or Outstanding Voting Securities owned by such person; or (d) any trusts, general partnerships or limited partnerships created for the benefit of the persons described in limb (a) or (c) of this definition or any trust for the benefit of any such trust, general partnership or limited partnership.

“Reimbursable Expenses” has the meaning set forth in Section 6(e) of this Agreement.

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing) imposed by a Sanctioning Authority against any state, person or body.

“Sanctioned Activity” means any activity, service, carriage, trade or voyage subject to Sanctions.

“Sanctioned Party” means any person or vessel listed, designated or otherwise subject to Sanctions.

“Sanctioning Authority” means the United Nations, European Union, United Kingdom, United States of America or any other applicable competent authority or government.

“Services” means the Administrative Management Services and the Ship Management Services.

“Ship Management Agreement” means the ship management agreement substantially in the form set out in Schedule B entered or to be entered into between the Manager and each Managed Entity directly owning or chartering-in a Vessel, on or after the Effective Date regarding the technical, commercial, crew and ancillary management of such Vessel. For the avoidance of doubt the terms and conditions of this Agreement in relation to the Ship Management Services shall prevail over the terms and conditions of the relevant Ship Management Agreement if and to the extent the two are inconsistent or in conflict.

“Ship Management Services” means the technical, commercial, crew and ancillary ship management services set out in each Ship Management Agreement.

“Subsidiary” means, in relation to a specified person, an Affiliate controlled by such person, directly or indirectly through one or more intermediaries.

“Sub-Manager” has the meaning set forth in Section 19(b) of this Agreement.

“Term” has the meaning set forth in Section 9(a) of this Agreement.

“Termination Fee” means a fee equal to the quarterly Flat Fee applicable in the calendar quarter during which the termination takes place, multiplied by the number of calendar quarters constituting the then remaining Term of this Agreement. For the avoidance of doubt, the Termination Fee is additional to any termination fees provided under each Ship Management Agreement. The Parties hereby agree that the Termination Fee is reasonable, proportionate and customary for management contracts of this type with publicly listed shipping companies and their respective subsidiaries especially in view of the agreed Term and considering the investment, personnel, infrastructure and other resources that the Manager is required to maintain for the purposes of performing its obligations under this Agreement.

“Vessel” means any vessel, for so long as it is directly owned or chartered-in by a Managed Entity.

Unless a contrary indication appears, a reference in this Agreement to:

(a)
“acquisition” means any transaction, series of transactions or arrangement(s), whether direct or indirect, by which a person obtains beneficial ownership or control of an asset, business, security, undertaking, entity, or right, in whole or in part.

(b)	“beneficial ownership” and “beneficially own” shall be construed in accordance with Rule 13d-3 under the Exchange Act;

(c)	“control” and the terms “controlling” and “controlled” shall be construed in accordance with Rule 12b-2 under the Exchange Act;

(d)	“document” includes a deed and also a letter;

(e)	“expense” means any kind of cost, charge or expense (including legal, advisory and other professional costs, charges and expenses) and any applicable tax including VAT;

(f)	“including” and “in particular” (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used;

(g)
“person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality), or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act;

(h)	words denoting the singular number shall include the plural and vice versa;

(i)	a provision of law is a reference to that provision as amended or re-enacted;

(j)	currency, unless stated otherwise, is a reference to United States Dollars.

2.	Services

(a)	In consideration of the payment of the Management Fees the Manager shall, on its own or through one or more Sub-Manager(s), provide:

(i)	each Managed Entity directly owning or chartering-in a Vessel, with the Ship Management Services;

(ii)	each member of the Group, with the Administrative Management Services.

(b)
The Manager shall provide all or such portion of the Services, pursuant to the instructions and supervision of the Group, based on the Manager’s policies and standards, which shall not be less than customary international ship management practices and standards and shall take all actions as the Manager may from time to time, at its discretion, consider to be necessary to enable it to perform the Services in accordance with sound commercial, technical, crew and ancillary ship management standards and with the care, diligence and skill that a prudent manager of oceangoing cargo vessels, similar to the Vessels, would possess and exercise, being in compliance with all relevant and applicable rules and regulations.

3.	Covenants

During the term of this Agreement the Manager shall:

(a)
diligently provide or sub-contract in accordance with Section 19 of this Agreement, all or such portion of the Services, pursuant to the instructions and supervision of the Group, and be responsible for the due and proper performance of such Services;

(b)	retain at all times such qualified and competent staff as reasonably necessary to maintain a level of expertise sufficient to provide the Services; and

(c)
keep full and proper books, records and accounts showing clearly all transactions relating to its provision of the Services in accordance with established general commercial practices and in accordance with United States generally accepted accounting principles and other applicable regulatory standards.

4.	Non-exclusivity

The Manager, any Sub-Manager, and their respective employees, officers, directors, agents and Affiliates may provide services of a nature similar to the Services to any other person without limitation. There is no obligation for the Manager to provide the Services to any member of the Group on an exclusive basis.

5.	Confidential Information

(a)
Any information relating to any member of the Group or its business or trade secrets, which the Manager or any Sub-Manager, and their respective employees, officers, directors, agents and Affiliates may obtain pursuant to this Agreement, shall be kept confidential and not be disclosed to any third party during or after termination of this Agreement. Any information relating to the Manager or any Sub-Manager and their respective business or trade secrets, which any member of the Group or its employees, officers, directors, agents and Affiliates may obtain pursuant to this Agreement, shall be kept confidential and not be disclosed to any third party during or after termination of this Agreement. All rights to and concerning such information remain vested in the Party disclosing it, in particular with regard to any and all intellectual property rights, and nothing in any disclosure made hereunder shall be construed as granting any patent, copyright or rights of use or similar industrial property rights which may now or hereinafter exist in the information, to the Party receiving it.

(b)	The following disclosures shall not be deemed to constitute a violation of this Section 5:

(i)	to the auditors or to the financial and legal advisors or to any other consultants of any Party;

(ii)	as far as necessary to implement and enforce any of the terms of this Agreement;

(iii)	where a Party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal or regulatory obligation;

(iv)	to the extent that it is already in the public domain (other than as a result of a Party’s breach of this Agreement); or

(v)	with the prior written consent of the other Parties.

(c)
The Parties agree to take all reasonable steps to make any Sub-Manager and their respective employees, officers, directors, agents and Affiliates aware of the terms of this Section 5 and to ensure that they shall observe those terms.

6.	Management Fees

(a)	In consideration of the Ship Management Services, each Managed Entity directly owning or chartering-in a Vessel shall pay the Manager the fees included in the relevant Ship Management Agreement;

(b)
In consideration of the Administrative Management Services and unless otherwise agreed on a case by case basis, the following fees shall be paid by the Group to the Manager during the Term of this Agreement:

(i)	US$125,000 per quarter, accruing daily and payable quarterly in advance, no later than the fifth Business Day of each calendar quarter; and

(ii)
US$25,000 per quarter per each Managed Entity that directly owns or charters-in a Vessel, accruing daily and payable quarterly in advance, no later than the fifth Business Day of each calendar quarter (together with the fees payable pursuant to Section 6(b)(i) of this Agreement, the “Flat Fee”); and

(iii)
1.00% on all gross capital raised by the Group in the capital and debt markets, including but not limited to equity, loans, bonds, notes and any other financing arrangements of whatever nature, accruing upon receipt of such proceeds and payable no later than the fifth Business Day following receipt thereof; and

(iv)
an annual fee equal to 1.00% of the Net Asset Value of the Group’s direct or indirect Passive Investments (accrued, determined and payable quarterly in arrears, no later than the fifth Business Day following determination of such Net Asset Value) and a contingent fee equal to 15% of the Net Profit, if any, derived from each Passive Investment (calculated separately on an investment-by-investment basis, accrued only upon the final disposition, liquidation, monetization, distribution, or other realization event relating thereto, and payable no later than the fifth Business Day thereafter).

(c)
Extraordinary fees for incremental services that may be provided from time to time by the Manager, upon request by a member of the Group, which are not included in the Services, accruing and payable by Icon as incurred (together with the Flat Fee and the fees payable pursuant to Section 6(a), Section 6(b)(iii) and Section 6(b)(iv) of this Agreement, the “Management Fees”).

(d)
The Flat Fee shall be adjusted on January 1 of each year following the Effective Date by a percentage equal to the arithmetic average of the percentage change in the CPI of the United States and Greece over the preceding year.

(e)
The Group hereby agrees to reimburse the Manager for all reasonable and documented out-of-pocket costs and expenses incurred by the Manager in furtherance of the Group’s business or arising out of or in connection with the provision of the Services, including but not limited to postage, communication, training, travelling, entertainment, subscriptions, and fees charged by external legal, accounting, financial, IT or other advisors (the “Reimbursable Expenses”).

(f)
The Manager shall be eligible to receive incentive compensation in connection with the Services, in such amounts, at such times, and subject to such terms, form, and conditions as may be determined from time to time by any member of the Group in its sole and absolute discretion (the “Incentive Compensation”). For the avoidance of doubt, the Incentive Compensation, if awarded, shall be in addition to any fees or other remuneration payable to the Manager under this Agreement, and the Group shall be under no obligation to award any Incentive Compensation in any period, and any prior award shall not create any precedent or expectation for future awards.

(g)
Notwithstanding anything to the contrary in this Agreement, the Manager shall in no circumstances be required to use or commit its own funds to finance the provision of the Services, other than with respect to their own office accommodation, facilities, stationary and office staff employed or contracted by the Manager in the ordinary course of business, and other than with respect to the remuneration of any Sub-Manager in accordance with Section 19(b) of this Agreement.

(h)
All amounts payable to the Manager under this Agreement and any Ship Management Agreement shall be paid in full, free and clear of, and without any deduction, withholding, set-off or counterclaim of any nature whatsoever, except as required by applicable law. If any deduction or withholding is required by applicable law, the relevant member of the Group shall pay such additional amounts as may be necessary to ensure that the Manager receives the full amount which it would have received had no such deduction or withholding been made.

(i)	If any amount due to the Manager under this Agreement is not paid within 30 days after its due date, the Manager shall be entitled to charge interest on the overdue sum at a rate of 15% per annum.

7.	General Relationship Between the Parties

The relationship between the Parties is that of independent contractor. The Parties to this Agreement do not intend, and nothing herein shall be interpreted so as to create a partnership, joint venture, employee or agency relationship between any of them.

8.	Liability and Indemnity

(a)
Neither the Group nor the Manager and their respective employees, officers, directors, agents and Affiliates shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control, including, but not limited to, acts of God, any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof, riots, civil commotion, blockades or embargoes, epidemics, earthquakes, landslides, floods or other extraordinary weather conditions, fire, accident, explosion, government requisition, strikes, lockouts or other industrial action.

(b)
The Manager shall be under no liability whatsoever to the Group for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect and howsoever arising in the course of performance of the Services, unless and to the extent that such loss, damage, delay or expense is proven (through a judgement of a court of competent jurisdiction) to have resulted solely from fraud, gross negligence or willful misconduct of the Manager or its employees, officers, directors, agents and/or Affiliates in which case (save where such loss, damage, delay or expense has resulted from the Manager’s personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Manager’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of two (2) times the quarterly Flat Fee (including any Manager’s liability for each incident or series of incidents giving rise to a claim or claims under a Ship Management Agreement).

(c)
The Group shall keep the Manager and any Sub-Manager and their respective employees, officers, directors, agents and Affiliates indemnified and hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising, which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis), which they may suffer or incur (whether directly or indirectly) in the course of the performance of this Agreement, unless and to the extent that such actions, proceedings, claims, demands, liabilities, costs, loss, damages or expenses are proven (through the judgement of a court of competent jurisdiction) to have resulted solely from fraud, gross negligence or willful misconduct of the Manager and/or any Sub-Manager and/or their respective employees, officers, directors, agents and Affiliates.

(d)
Without prejudice to the general indemnity set out in this Section 8, the Group hereby undertakes to indemnify the Manager and any Sub-Manager and their respective employees, officers, directors, agents and Affiliates against all taxes (including but not limited to VAT and tonnage taxes), imposts and duties levied by any government as a result of the operations of the Group or the Vessels, whether or not such taxes, imposts and duties are levied on any member of the Group, the Vessels, or the Manager. The Group shall pay all applicable taxes, levies, dues or fines imposed on the Group, the Vessels or the Manager as a result of the existence and operations of the Group and the Vessels. For the avoidance of doubt, such indemnity shall not apply to taxes imposed on amounts paid to the Manager as consideration for the performance of the Services.

(e)
It is hereby expressly agreed that no employees, officers, directors, agents or Affiliates of the Manager (including any sub-contractor from time to time employed by the Manager and the employees of such sub-contractor) shall in any circumstances whatsoever be under any liability whatsoever to the Group for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment, appointment, or engagement and, without prejudice to the generality of the foregoing provisions in this Section 8, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Manager or to which the Manager is entitled hereunder shall also be available and shall extend to protect every such employee, officer, director, agent or Affiliate of the Manager acting as aforesaid.

(f)	The provisions of this Section 8 shall remain in force notwithstanding termination of this Agreement.

9.	Term and Termination

(a)
This Agreement shall be effective as of the Effective Date and shall continue to be in full force and effect for a term of eight (8) years commencing on the Effective Date, and such term shall be automatically renewed annually for the subsequent eight (8) years on each anniversary of the Effective Date (starting from the first anniversary of the Effective Date), unless it is terminated earlier in accordance with this Section 9 (the “Term”).

(b)	This Agreement, unless otherwise agreed in writing between the Parties hereto, shall be terminated as follows:

(i)	By mutual written agreement between the Parties at any time.

(ii)	Automatically in case the Manager ceases its business or a resolution is passed or a court order is made for the purposes of winding up the Manager.

(iii)	By the Manager as follows:

(1)	Upon giving not less than three (3) months prior written notice to the Group for any reason other than the reasons set out in Section 9(b)(iii)(2) and Section 9(b)(iii)(3);

(2)
Upon written notice to the Group for material breach of any of the Group’s obligations under this Agreement; provided that for the purposes of this sub-paragraph, no breach will be considered to have occurred if it is capable of remedy and is remedied within fifteen Business Days of the Manager giving notice to the Group;

(3)
Upon giving not less than fifteen (15) Business Days prior written notice to the Group in case of a Change of Control in Icon; provided that any such notice must be given within six (6) months as of the completion of such Change of Control.

(iv)	By the Group as follows:

(1)	Upon giving not less than three (3) months prior written notice to the Manager for any reason other than the reasons set out in Section 9(b)(iv)(2) and Section 9(b)(iv)(3);

(2)
Upon written notice to the Manager for failure to perform any or all of the Services to a material extent for a continuous period of two (2) months; provided that for the purposes of this sub-paragraph, no failure will be considered to have occurred if it is capable of remedy and is remedied within fifteen (15) Business Days of the Group giving notice to the Manager;

(3)	Upon becoming aware that the Manager is in breach of any warranty given under Section 16 of this Agreement.

(c)
In case of termination of this Agreement in accordance with any of the provisions of Section 9(b), the Group shall pay to the Manager on the date of termination: (i) any and all accrued Management Fees, incurred Reimbursable Expenses and awarded Incentive Compensation up to the date of termination. Moreover, in case of termination of this Agreement in accordance with the provisions of Sections 9(b)(iii)(2), 9(b)(iii)(3) or 9(b)(iv)(1), the Group shall additionally pay to the Manager the Termination Fee.

(d)
Upon termination of this Agreement, the Manager shall promptly terminate the Services under this Agreement and the Ship Management Agreements. For the avoidance of doubt, termination of a Ship Management Agreement shall not, of itself, constitute a breach or affect the validity of this Agreement nor give rise to any right to terminate this Agreement, except as expressly provided herein.

(e)
With respect to the termination of the Ship Management Agreements applicable are the relevant clauses contained in each respective Ship Management Agreement which shall apply in addition to the provisions of Section 9 of this Agreement.

(f)
Termination or expiration of this Agreement for any reason shall be without prejudice to any rights accrued to the benefit of a Party on or prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

(g)
If the validity or effectiveness of any termination, purported termination or non-renewal of this Agreement and/or any Ship Management Agreement is disputed by the Manager in good faith, then, pending final resolution of such dispute by agreement of the Parties or by a final non-appealable decision of a court or tribunal of competent jurisdiction, the Manager shall continue to be entitled to receive the Flat Fee and any other recurring fixed Management Fees payable under this Agreement and/or the relevant Ship Management Agreement(s), provided that the Manager remains ready, willing and able to perform the relevant Services, and any amounts so paid shall be credited against any final amounts determined to be payable between the Parties in connection with such dispute.

10.	Surrender of Books and Records

Upon termination of this Agreement, the Manager shall forthwith surrender to the Group any and all books, records, documents and other property in the possession or control of the Manager relating to the provision of the Services, to this Agreement and to the business, finance, technology, trademarks or affairs of the Group and, except as required by law, shall not retain any copies of same.

11.	Entire Agreement

This Agreement and the Ship Management Agreements constitute the entire agreement of the Parties relating to the matters contained herein and therein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein, including the Initial Services Agreement and the Initial Ship Management Agreements. Any such prior contracts or agreements shall be deemed cancelled, replaced and of no further force or effect solely by reason of being superseded by this Agreement and the relevant Ship Management Agreements, and shall not be deemed to have been terminated, rescinded or repudiated, nor shall such supersession give rise to any termination rights, termination payments, break fees, damages or other liabilities that would otherwise arise upon termination thereof.

12.	Amendments to this Agreement

This Agreement may be amended, superseded, cancelled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by the Parties.

13.	Severability

If, at any time, any provision in this Agreement is or becomes void, illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

14.	Governing Law and Third Party Rights

(a)	This Agreement and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and construed in accordance with, the laws of England and Wales.

(b)
Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 14. The seat of the arbitration shall be England, even where the hearing takes place outside England.

(c)	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

(d)
The reference shall be to three arbitrators, one to be appointed by each Party and the third, subject to the provisions of the LMAA Terms, by the two so appointed. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified in the notice, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the arbitrator had been appointed by agreement. If any of the appointed arbitrators refuses or is incapable of acting, the Party who appointed him shall appoint a new arbitrator in his place.

(e)	In any dispute involving more than one members of the Group, then such members of the Group shall jointly appoint an arbitrator as if they were a single Party.

(f)	Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

(g)
The award rendered by the Arbitration Tribunal shall be final and binding upon the Parties and may if necessary be enforced by the Court or any other competent authority in the same manner as a judgment of the Court.

(h)
Save as otherwise expressly provided in this Agreement, no provisions of this Agreement which confer rights, claims or benefits upon any person who is not a Party to this Agreement shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any such person.

(i)
This Agreement (including, but not limited to, this Clause 14) may be terminated, rescinded, or varied in any way by Icon and the Manager without the consent of any other Person who may be expressly entitled to the benefit of any provision of this Agreement.

15.	Subsidiaries

(a)	Icon shall procure that each of its current or future Subsidiaries shall adhere and become a party to:

(i)	this Agreement, on the later of the Effective Date and the day it becomes a Subsidiary of Icon; and

(ii)	a Ship Management Agreement, on the later of the Effective Date and the date upon which that Subsidiary enters into any contractual agreement to acquire or charter-in a Vessel,

by entering into an accession agreement (or any other agreement or instrument having substantially the same effect) to be executed between such Subsidiary and the Parties.

(b)
The members of the Group which are parties to this Agreement (including any which have become so by executing an accession agreement) hereby authorise any director or officer of Icon from time to time to execute each such accession agreement on their behalf so as to bind them. Such accession agreement shall become effective immediately.

(c)	Subject to this Section 15, Icon is entering into this Agreement on behalf of each of its Subsidiaries.

16.	Sanctions

(a)	On entering into and throughout the Term of this Agreement:

(i)	each Party warrants for itself that it is not a Sanctioned Party and that any performance of its obligations under this Agreement shall not constitute a Sanctioned Activity;

(ii)	each Managed Entity owning or chartering-in a Vessel warrants that its Vessel is not a Sanctioned Party and will not be used for any Sanctioned Activity;

(iii)	the Manager warrants that it will not subcontract any of its duties or obligations under this Agreement to any Sanctioned Party.

(b)	Notwithstanding anything to the contrary in this Agreement, no Party shall be required to do anything which constitutes a Sanctioned Activity.

17.	Anti-Corruption

The Parties agree that in connection with the performance of this Agreement they shall each comply at all times with all applicable anti-corruption legislation. Notwithstanding anything to the contrary in this Agreement, if a Party fails to comply with any applicable anti-corruption legislation, it shall defend and indemnify the other Parties against any and all claims, losses, damages, costs and fines whatsoever suffered by the other Parties resulting from such breach, including but not limited to the event that such breach causes a non-breaching Party to also be in breach.

18.	Notices

Any notice under this Agreement shall be in writing and delivered personally, by courier or shall be served through a process server as follows:

(a)	If to any member of the Group:

Icon Energy Corp
c/o 17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia, Athens, Greece
Email: legal@icon-nrg.com

(b)	If to the Manager:

Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia, Athens, Greece
Email: legal@pavimarship.com

19.	Assignment and Sub-Contracting

(a)	This Agreement, and the Group’s rights and obligations hereunder, may not be assigned by the Group without the prior written consent of the Manager, unless:

(i)	the Parties agree otherwise; or

(ii)	such assignment is made in connection with the financing of a Vessel, provided that such financing is not in contravention of any laws, regulations or sanctions which the Manager may be subject to;

provided that, in the event of any sale, transfer or other disposition of all or substantially all of the Group’s assets and business, whether by merger, consolidation or otherwise, the Group shall assign this Agreement and its rights and obligations hereunder to the successor to its assets and business.

(b)
The Manager may freely sub-contract and/or sub-license this Agreement, or any part thereof, and/or appoint any person or corporate entity (each a “Sub-Manager”), at any time throughout the Term of this Agreement, to perform such parts of the Services as may seem convenient or appropriate to the Manager, so long as:

(i)	the Group consents in writing to such action; or

(ii)	the Sub-Manager is an Affiliate of the Manager; or

(iii)	the Manager remains liable for the performance of the Services and its other obligations under this Agreement and bears and pays the remuneration, however described, of any Sub-Manager.

20.	Waivers

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such failure or breach and shall not affect the validity and enforceability of any other term of this Agreement. Any waiver must be specifically stated as such in writing and signed by an authorized signatory of the waiving Party.

21.	Joint and Several Liability

(a)	All liabilities and obligations of the members of the Group under this Agreement shall, whether expressed to be so or not, be joint and several.

(b)	Icon irrevocably and unconditionally:

(i)	guarantees to the Manager due and punctual performance by each member of the Group of all that member’s obligations under this Agreement and any Ship Management Agreement;

(ii)
undertakes with the Manager that whenever a member of the Group does not pay any amount when due under or in connection with this Agreement or any Ship Management Agreement, it shall immediately on demand by the Manager pay that amount as if it were the principal obligor; and

(iii)
agrees with the Manager that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Manager immediately on demand by the Manager against any cost, loss or liability it incurs as a result of another member of the Group not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this Agreement or any Ship Management Agreement on the date when it would have been due; provided that the amount payable by Icon under this indemnity will not exceed the amount it would have had to pay under this Section 21 if the amount claimed had been recoverable on the basis of a guarantee.

(c)
Icon’s guarantee under Section 21(b) is a continuing guarantee and will extend to the ultimate balance of sums payable by any member of the Group under this Agreement or any Ship Management Agreement, regardless of any intermediate payment or discharge in whole or in part.

(d)
If any discharge, release or arrangement (whether in respect of the obligations of any member of the Group or any security for those obligations or otherwise) is made by the Manager in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of Icon under this Section 21 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

(e)
Icon waives any right it may have of first requiring the Manager (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under this Agreement or any Ship Management Agreement) before claiming or commencing proceedings under this Section 21. This waiver applies irrespective of any law or any provision of this Agreement or any Ship Management Agreement to the contrary.

(f)
All rights which Icon at any time has (whether in respect of this guarantee or any other transaction) against any other member of the Group or its respective assets shall be fully subordinated to the rights of the Manager under this Agreement or any Ship Management Agreement.

22.	Anti-Circumvention

(a)
The Group shall not, and Icon shall procure that no member of the Group shall, directly or indirectly, take any action, or enter into any transaction or arrangement, the principal purpose or material effect of which is to avoid, reduce or circumvent the Manager’s entitlement to provide the Services, receive the Management Fees or receive the Termination Fee under this Agreement or any Ship Management Agreement.

(b)
Without prejudice to the generality of the foregoing, if any Vessel is sold, transferred or otherwise disposed of by a Managed Entity and, within thirty-six (36) months from such sale, transfer or disposition, such Vessel becomes, directly or indirectly, beneficially owned, chartered-in, controlled, managed or operated by Icon, any member of the Group, any person who controls Icon at such time, any Affiliate of such controlling person, or any person acting by arrangement with any of the foregoing, then such transaction or series of transactions shall not operate to avoid or reduce any Management Fees, Termination Fee or other amounts that would otherwise have been payable to the Manager had such Vessel remained within the Group.

23.	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors and legal representatives. The Parties declare that they waive any right to contest the validity of, cancel, or annul this Agreement for any reason and cause whatsoever and particularly for the reasons set out in articles 178, 179, 281, 288 and 388 of the Greek Civil Code.

24.	Counterparts

This Agreement may be executed in one or more signed counterparts (including facsimile counterparts or as a “pdf” or similar attachment to an email), which shall together form one instrument.

[Signature Page Follows]

[Signature page to the Master Management Agreement dated June 5, 2026]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ICON ENERGY CORP.

By:	/s/ Ismini Panagiotidi
Name:	Ismini Panagiotidi
Title:	Chairwoman and Chief Executive Officer

PAVIMAR SHIPPING CO.

By:	/s/ Eirini Nomikou
Name:	Eirini Nomikou
Title:	Sole Director

Signed for and on behalf of each Managed Entity listed in Schedule A hereto

By:	/s/ Ismini Panagiotidi
Name:	Ismini Panagiotidi
Title:	Authorised Representative

SCHEDULE A

MANAGED ENTITIES LIST

Managed Entity	Country of Incorporation	Business	Vessel	IMO No
Maui Shipping Co.	Marshall Islands	Investment holding	n/a	n/a
Positano Marine Inc.	Marshall Islands	Shipowning	Alfa	9296808
Reef Shiptrade Ltd	Marshall Islands	Shipowning	Bravo	9376385
Charlie Marine Ltd.	Marshall Islands	Shipowning	Charlie	9875616
Icon Investment Holdings Ltd.	Marshall Islands	Investment holding	n/a	n/a

SCHEDULE B

FORM OF SHIP MANAGEMENT AGREEMENT

SHIPMAN 2024
STANDARD SHIP MANAGEMENT AGREEMENT	PART I

Vessel's name and IMO number (Annex A) [•]
1. Place and date of Agreement (Cl. 35) [•]	2. Date of commencement of Agreement (Cls. 2 and 30) On the date stated in Box 1
3. Owners (name, place of registered office and law of registry) (Cl. 1) (i) Name: [•] (ii) Place of registered office: [•] (iii) Law of registry: [•]
4.       Managers (name, place of registered office and law of registry) (Cl. 1)
(i)         Name: Pavimar Shipping Co.
(ii)        Place of registered office: Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960 Majuro, Marshall Islands, with Greek Law 27/1975 office established at 17th km National Road Athens-Lamia & Foinikos Str., 14564 Nea Kifissia, Athens, Greece
(iii)        Law of registry: Marshall Islands

5.      The Company (with reference to the ISM/ISPS Codes) (state name and IMO Unique Company Identification number. If the Company is a third party then also state registered office and principal place of business) (Cls. 1 and 9(c)(i))
(i)          Name: Pavimar Shipping Co.
(ii)         IMO Unique Company Identification number: 6392446
(iii)       Place of registered office: Majuro, Marshall Islands
(iv)       Principal place of business: Greek Law 27/1975 office established at 17th km National Road Athens-Lamia & Foinikos Str., 14564 Nea Kifissia, Athens, Greece

6. Technical Management (state ”yes” or ”no” as agreed) (Cl. 4) Yes
7. Crew Management (state ”yes” or ”no” as agreed) (Cl. 5(a)) Yes
8. Commercial Management (state ”yes” or ”no” as agreed) (Cl. 6) Yes
9. Chartering Services period (only to be filled in if ”yes” stated in Box 8) (Cl.6(a)) 13 months
10.    Crew Insurance arrangements (state ”yes” or ”no” as agreed)
(i)          Crew Insurances* (Cl. 5(b)): Yes
(ii)         Insurance for persons proceeding to sea onboard (Cl. 5(b)(i)): Yes
*only to apply if Crew Management (Cl. 5(a)) agreed (see Box 7)

11. Insurance arrangements (state ”yes” or ”no” as agreed) (Cl. 7) Yes	12. Optional insurances (state optional insurance(s) as agreed, such as kidnap and ransom, loss of hire and FD & D) (Cl. 11(a)(iv)) Yes, as to be agreed
13. Interest (state rate of interest to apply after due date to outstanding sums) (Cl. 9(a)) 15 percent per annum
14.    Emission Trading Scheme Allowances (Cl. 10)
(i)          Subclause (a)(iii) to apply (state ”yes” or ”no” as agreed): Yes
(ii)         Subclause (b)(iii), (iv) and (v) (state number of days to apply): 10
(iii)        Subclause (c) (state fee per port call, if not included in annual management fee): See Annex E

15. Management fees ~~(state amounts)~~ (Cl. 13(a)) ~~(i) Predelivery management fee: (ii) Annual Daily management fee: USD 800~~ Per Cl. 13	16. Attendance fee (state amount and number of days) (Cl. 13(c)) (i) Daily rate: See Annex E (ii) For attendance in excess of number of days per year pro rata: See Annex E
17. Nominated bank account (Cl.13(a)) Pavimar Shipping Co. Beneficiary bank: [•] IBAN: [•]	18. Lay-up period / number of months (Cl.13(d)) 3 months
19. Minimum contract period (state number of months) (Cl. 30(a)) 3 months	20. Management fee on termination (state number of months to apply) (Cl. 31(h)) 3 months
21. Severance Costs (state maximum amount) (Cl. 31(i)) N/A
22.   Law & arbitration ((a) English law/London arbitration, (b) US law/New York arbitration, (c) English law/Singapore arbitration, (d) Singapore law/Singapore arbitration, (e) Hong Kong law/Hong Kong arbitration, (f) English law/Hong Kong arbitration, (g) Other. Choose law and arbitration venue. If alternative (g)(Other) is chosen, Clause 32 must be appropriately filled in or replaced, failing which alternative (a)(English law/London arbitration) shall apply).
(a) English law/London arbitration

23. Email address for receipt of arbitration notices and communications on behalf of Owners (CI. 32) [•]	24. Email address for receipt of arbitration notices and communications on behalf of Managers (Cl. 32) [•]
25. Notices (state full style contact details for serving notice to the Owners) (Cl. 34) [•]	26. Notices (state full style contact details for serving notice to the Managers) (Cl. 34) [•]

It is mutually agreed between the Party stated in Box 3 and the Party stated in Box 4 that this Agreement consisting of PART I and PART II as well as Annexes ”A” (Details of Vessel or Vessels), ”B” (Details of Crew), ”C” (Budget), ”D” (Associated Vessels) and ”E” (~~Fee Schedule~~ Extraordinary Fees) and “F” (Fuel EU) attached hereto, shall be performed subject to the conditions contained herein. In the extent of a conflict of conditions, the provisions of PART I and Annexes ”A”, ”B”, ”C”, ”D” and ”E” and “F” shall prevail over those of PART II to the extent of such conflict but no further.

~~The Party responsible for issuing the final execution version of this Agreement warrants that it is an Authentic BIMCO Template procured from a properly authorised source and that all modifications to it are clearly visible. ”Authentic BlMCO Template” means a BIMCO-approved standard contract in an editable electronic format.~~

Signature(s) (Owners) Name: Position:	Signature(s) (Managers) Name: Position:

PART II
SECTION 1 - Basis of the Agreement

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

“Affiliates” means a company, partnership, or other legal entity which controls, is controlled by, or is under common control with, a Party.

“Change of Control” means a change, after commencement of this Agreement, to the persons or entities with the power (directly or indirectly, whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 30 per cent. of the maximum number of votes that might be cast at a general meeting of the Owners; or appoint or remove all, or the majority, of the directors or other equivalent officers of the Owners; or give directions with respect to the operating and financial policies of the Owners with which the directors or other equivalent officers of the Owners are obliged to comply;

“Company” (with reference to the ISM Code and the ISPS Code) means the organisation identified in Box 5 or any replacement organisation appointed by the Owners from time to time (see subclauses 9(b)(i) or 9(c) (ii), whichever is applicable).

~~“Control” means the direct or indirect ownership of fifty per cent (50%) or more of the issued share capital or any kind of voting rights in a company, partnership, or legal entity, and ”controls”, ”controlled” and ”under common control” shall be construed accordingly.~~

“CPI” means, in relation to a specified country, the annual consumer price index of such country as compiled and published by its official statistical bureau.

“Crew” means the personnel of the numbers, rank and nationality specified in Annex ”B” hereto.

“Crew Insurances” means insurance of liabilities in respect of crew risks which shall include but not be limited to death, permanent disability, sickness, injury, repatriation and loss of personal effects (see subclause 5(b) (Crew Insurances) and Clause 7 (Insurance Arrangements) and Clause 11 (Insurance Policies) and Boxes 10 and 11).

“Delivery” means the date on which the Company identified in Box 5 becomes responsible for the Vessel under the ISM and ISPS Codes.

“Flag State” means the State whose flag the Vessel is flying.

“Gross Income” means the gross income arising out of or in connection with the use or operation of the Vessel, including but not limited to freight, hire and passage moneys, the proceeds of the exercise of any lien on sub-freights, compensation in the event of requisition of the Vessel for hire or use, remuneration for salvage and towage services, demurrage and detention moneys, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel, and all moneys under any insurances in relation to loss of hire, general average or otherwise.

“Gross Price” means, in relation to the purchase (or sale) of the Vessel, the gross consideration payable (or receivable) by the Owners for the purchase (or sale) of the Vessel, before any deductions for any commissions, costs, expenses, taxes, fees, or other amounts in connection with such transaction.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention and any amendment thereto or substitution therefor.

“ISPS Code” means the International Code for the Security of Ships and Port Facilities and the relevant amendments to Chapter XI of SOLAS and any amendment thereto or substitution therefor.

“Managers” means the party identified in Box 4.

“Management Services” means the services specified in SECTION 2 - Services (Clauses 4 through 7) as indicated affirmatively in Boxes 6 through 8, 10 and 11, SECTION 3 - Obligations (Clause 10) as indicated in Box 14, and all other functions performed by the Managers under the terms of this Agreement, including Predelivery Services and FuelEU Services as per Annex “F”.

“Master Management Agreement” means the master management agreement dated June 5, 2026, as amended, supplemented, or otherwise modified from time to time, entered into between certain parties and the Managers and to which the Owners became a party on that date or at a later date by executing an accession agreement (or any other agreement or instrument having substantially the same effect).

PART II
“Owners” means the party identified in Box 3.

“Parties” means the Owners and the Managers and each individually a ”Party”.

“Predelivery Services” means the services performed by the Managers for and in respect of the Vessel prior to Delivery.

“Severance Costs” means the costs which are legally required to be paid to the Crew as a result of the early termination of any seafarer employment agreement for service on the Vessel.

“SMS” means the Safety Management System (as defined by the ISM Code).

“STCW” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 and 2010 and any amendment thereto or substitution therefor.

“Termination Fee” means an amount equal to the daily management fee stated in Clause 13(a)(ii), as adjusted from time to time, multiplied by the remaining term (in days) of the Master Management Agreement as of the termination date.

“Vessel” means the vessel or vessels details of which are set out in Annex ”A” attached hereto.

2.	Commencement and Appointment

With effect from the date stated in Box 2 for the commencement of the Agreement and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel in respect of the Management Services.

3.	Authority of the Managers

Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out the Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform the Management Services in accordance with sound ship management practice, including but not limited to compliance with all applicable rules and regulations. The Managers shall have the power in the name of the Owners or otherwise on their behalf to do all things, which may be expedient or necessary for the provision of the Management Services or otherwise in relation to the proper and effective management of the Vessel. Subject to the terms and conditions herein provided, the Owners shall (in addition to the payment of the management fees provided hereunder) reimburse the Managers in respect of all disbursements and expenses of whatsoever kind, which are incurred by the Managers in connection with the provision of the Management Services. However, nothing in this Agreement shall be deemed to obligate the Managers to expend their own funds in the payment of any amounts to be disbursed for the account of the Owners, it being understood that such funds shall be provided by the Owners as herein set forth.

SECTION 2 – Services

4.	Technical Management

(only applicable if agreed according to Box 6).

The Managers shall provide technical management which includes, but is not limited to, the following services:

(a)	ensuring that the Vessel complies with the requirements of the law of the Flag State;

(b)	ensuring compliance with the ISM Code;

(c)	ensuring compliance with the ISPS Code;

(d)	operating a drug and alcohol policy as agreed with the Owners;

(e)	providing competent personnel to supervise the maintenance and general efficiency of the Vessel;

(f)
arranging and supervising dry dockings, repairs, alterations and the maintenance of the Vessel to the standards agreed with the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the classification society, and with the law of the Flag State and of the places where the Vessel is required to trade;

(g)	arranging the supply of necessary stores, spares and lubricating oil;

(h)	appointing surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(i)	arranging for the sampling and testing of fuels, as applicable; and

PART II
(j)
in accordance with the Owners' instructions, supervising the purchase and sale and, in each case, physical delivery of the Vessel under the purchase or sale agreement. However, services under this subclause 4(j) shall not include negotiation of the purchase or sale agreement or transfer of ownership of the Vessel.

5.	Crew Management and Crew Insurances

(a)	Crew Management

(v)	(only applicable if agreed according to Box 7)

(vi)	The Managers shall provide suitably qualified Crew who shall comply with the requirements of STCW.

(vii)	The provision of such crew management services includes, but is not limited to, the following services:

(i) selecting, engaging and providing for the administration of the Crew, including, as applicable, payroll arrangements, pension arrangements, tax, social security contributions and other mandatory dues related to their employment payable in each Crew member's country of domicile;

(ii) ensuring that the applicable requirements of the law of the Flag State in respect of rank, qualification and certification of the Crew and employment regulations, such as Crew's tax and social insurance, are satisfied;

(iii) ensuring that all Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate Flag State requirements or such higher standard of medical examination as may be agreed with the Owners. In the absence of applicable Flag State requirements the medical certificate shall be valid at the time when the respective Crew member arrives on board the Vessel and shall be maintained for the duration of the service on board the Vessel;

(iv) ensuring that the Crew shall have a common working language and a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v) arranging transportation of the Crew, including repatriation;

(vi) arranging the supply of provisions unless provided by the Owners;

(vii) training of the Crew;

(viii) conducting union negotiations; and

(ix) If the Managers are the Company, ensuring that the Crew, on joining the Vessel, are given proper familiarisation with their duties in relation to the Vessel's SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.

(x) if the Managers are not the Company:

(1) ensuring that the Crew, before joining the Vessel, are given proper familiarisation with their duties in relation to the ISM Code; and

(2) instructing the Crew to obey all reasonable orders of the Company in connection with the operation of the SMS.

(xi) Where Managers are not providing technical management services in accordance with Clause 4 (Technical Management):

(1) ensuring that no person connected to the provision and the performance of the crew management services shall proceed to sea on board the Vessel without the prior consent of the Owners (such consent not to be unreasonably withheld); and

(2) ensuring that in the event that the Owners' drug and alcohol policy requires measures to be taken prior to the Crew joining the Vessel, implementing such measures;

(b)	Crew Insurances

(only applicable if subclause 5(a) applies and if agreed according to Box 10)

The Managers shall throughout the period of this Agreement provide the following services:

(i) arranging Crew Insurances in accordance with the best practice of prudent managers of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations. Insurances for any other persons proceeding to sea onboard the Vessel may be separately agreed by the Owners and the Managers (see Box 10);

PART II
(ii) ensuring that the Owners are aware of the terms, conditions, exceptions and limits of liability of the insurances in subclause 5(b)(i);

(iii) ensuring that all premiums or calls in respect of the insurances in subclause 5(b)(i) are paid by their due date;

(iv) if obtainable at no additional cost, ensuring that insurances in subclause 5(b)(i) name the Owners as a joint assured with full cover and, unless otherwise agreed, on terms such that Owners shall be under no liability in respect of premiums or calls arising in connection with such insurances.

(v) providing written evidence, upon request by and to the reasonable satisfaction of the Owners, of the Managers' compliance with their obligations under subclauses 5(b)(ii), and 5(b)(iii) within a reasonable time of the commencement of this Agreement, and of each renewal date and, if specifically requested, of each payment date of the insurances in subclause 5(b)(i).

6.	Commercial Management

(only applicable if agreed according to Box 8).

The Managers shall provide the following services for the Vessel in accordance with the Owners' instructions, which shall include but not be limited to:

(a)
seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds, or is capable of exceeding, the period stated in Box 9 without taking into account any redelivery allowance of up to 45 days, consent thereto in writing shall first be obtained from the Owners;

(b)	arranging for the provision of fuels of the quality specified by the Owners as required for the Vessel's trade;

(c)
voyage estimating and accounting and calculation of hire, freights, demurrage and/or despatch monies due from or due to the charterers of the Vessel; assisting in the collection of any sums or emission allowances due to the Owners related to the commercial operation of the Vessel in accordance with Clause 12 (Owners’ Receivables and Expenses);

~~If any of the services under subclauses 6(a), 6(b) and 6(c) are to be excluded from the annual management fee, remuneration for these services must be stated in Annex E (Fee Schedule). See subclause 13(e).~~

(d)	issuing voyage instructions;

(e)	appointing agents;

(f)	appointing stevedores; and

(g)	arranging surveys associated with the commercial operation of the Vessel.

7.	Insurance Arrangements

(only applicable if agreed according to Box 11).

The Managers shall arrange insurances in accordance with Clause 11 (Insurance Policies), on such terms as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles, franchises and limits of liability.

SECTION 3 - Obligations

8.	Managers' Obligations

(a)
The Managers undertake to use their best endeavours to provide the Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.

Provided, however, that in the performance of their management responsibilities under this Agreement, the Managers shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available personnel and resources in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

(b)
Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), they shall procure that the requirements of the Flag State are satisfied and they (or their nominee) shall agree to be appointed as the Company, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code and the ISPS Code, if applicable.

PART II
(c)
The Managers shall provide the agreed Management Services as agents in the name and on behalf of the Owners in all parts of the world directly or through agents. Port activities, pilotage, towage, wharfage and dockage, canal transits, services of agents and consultants, surveys as well as bunkering shall be done at Owners’ time and cost, if not arranged by Charterers.

9.	Owners’ Obligations

(a)
The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement. In the event of payment after the due date of any outstanding sums the Manager shall be entitled to charge interest at the rate stated in Box 13.

(b)	Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall:

(i) report (or where the Owners are not the registered owners of the Vessel procure that the registered owners report) to the Flag State administration the details of the Company responsible for compliance with the ISM and ISPS Codes;

(ii) procure that any officers and ratings supplied by them or on their behalf comply with the requirements of STCW; and

(iii) instruct such officers and ratings to obey all reasonable orders of the Managers (in their capacity as the Company) in connection with the operation of the Managers' ~~safety management system~~ SMS.

(c)	Where the Managers are not providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall:

(i) procure that the requirements of the Flag State are satisfied and notify the Managers upon execution of this Agreement of the name and contact details of the organization that will be the Company by completing Box 5;

(ii) if the Company changes at any time during this Agreement, notify the Managers in a timely manner of the name and contact details of the new organisation;

(iii) procure that the details of the Company, including any change thereof, are reported to the Flag State administration as required to comply with the ISM and ISPS Codes. The Owners shall advise the Managers in a timely manner when the Flag State administration has approved the Company, and

(iv) unless otherwise agreed, arrange for the supply of provisions at their own expense.

(d)	Where the Managers are providing crew management services in accordance with subclause 5(a) the Owners shall:

(i) inform the Managers prior to ordering the Vessel to any excluded or additional premium area under any of the Owners' Insurances by reason of war risks and/or piracy or like perils and pay whatever additional costs may properly be incurred by the Managers as a consequence of such orders including, if necessary, the costs of replacing any member of the Crew. Any delays resulting from negotiation with or replacement of any member of the Crew as a result of the Vessel being ordered to such an area shall be for the Owners' account. Should the Vessel be within an area which becomes an excluded or additional premium area the above provisions relating to cost and delay shall apply;

(ii) agree with the Managers prior to any change of flag of the Vessel and pay whatever additional costs may properly be incurred by the Managers as a consequence of such change~~. If agreement cannot be reached then either Party may terminate this Agreement in accordance with subclause 31(f)~~; and

(iii) provide, at no cost to the Managers, in accordance with the requirements of the law of the Flag State, or higher standard, as mutually agreed, adequate Crew accommodation and living standards.

(e)
Where the Managers are not the Company, the Owners shall ensure that Crew are properly familiarised with their duties in accordance with the Vessel's SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.

10.	Emission Trading Scheme Allowances

~~ATTENTION: It is strongly recommended that the Parties read the accompanying explanatory notes and, in particular, carefully consider the consequences of the Owners mandating and the Managers accepting such mandate by a signed document whereby the Managers assume responsibility for compliance with applicable Emission Scheme(s) under subclause (b) of this Clause. The Parties should complete the number of days in subclause (b)(iii), (iv) and (v).~~

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Notwithstanding any other provision in this Agreement, the Owners and the Managers (together the “Parties” and each individually a ”Party”) agree as follows:

”Emission Allowances” means an allowance, credit, quota, permit or equivalent, representing a right of a vessel to emit a specified quantity of greenhouse gas emissions recognised by the Emission Scheme.

”Emission Data” means data and records of the Vessel's emissions in the form and manner necessary to calculate its Emission Allowances.

“Emission Scheme” means a greenhouse gas emissions trading scheme which for the purposes of this Clause shall include the European Union Emissions Trading System, the United Kingdom Emissions Trading Scheme and any other similar systems imposed by applicable lawful authorities that regulate the issuance, allocation, trading or surrendering of Emission Allowances, as applicable to the Vessel.

“Responsible Entity” means the party responsible for compliance under any Emission Scheme(s) applicable to the Vessel by law and/or regulation, or, as the case may be, the party made responsible for such compliance pursuant to a Responsibility Mandate.

“Responsibility Mandate” means, in relation to any Emission Scheme(s), a document signed by the Parties clearly indicating that the Managers have been duly mandated by the Owners to assume certain responsibilities under such Emission Scheme(s).

(a)	Owners as Responsible Entity

Where the Owners are the Responsible Entity:

(i) the Owners shall comply with or procure compliance with any Emission Scheme(s) applicable to the Vessel throughout the period of this Agreement at their expense.

(ii) the Managers shall provide the Owners with Emission Data in a timely manner to enable compliance with subclause (i) above, and/or at regular intervals to be agreed between the Parties. Such Emission Data shall be verified by an accredited verifier, where applicable, and if required by Owners audited by an independent party approved by them, at the Owners' expense.

(iii) Emission Scheme Management Services

This subclause (iii) is applicable only if the Parties state “Yes” in Box 14(i)

The Managers shall provide Emission Scheme management services which shall include, but not be limited to, the following:

(1) providing the Owners with Emission Data in accordance with subclause (a)(ii) above together with the calculation of the Emission Allowances required;

(2) arranging the monitoring and reporting of the Emission Data to the administering authority in accordance with the Emission Scheme(s); and

(3) arranging the surrender of the Owners; Emission Allowances in accordance with the Emission Scheme(s).

(b)	Managers as Responsible Entity

Where the Managers (or the Managers’ nominee) are made the Responsible Entity under any Emission Scheme(s) applicable to the Vessel, or assume that responsibility ~~by agreement between the Parties~~ pursuant to a Responsibility Mandate in accordance with such Emission Scheme(s)*, the following shall apply:

(i) The Managers shall provide the Owners with Emission Data in accordance with subclause (a)(ii) above together with the calculation of the Emission Allowances required.

(ii) The Managers shall monitor and report Emission Data to the administering authority in accordance with the Emission Scheme(s) applicable to the Vessel.

(iii) The Managers shall each month prepare and present to the Owners, in writing, their estimates of the Emission Allowances for the Vessel for the ensuing month, including the reconciliation of the Vessel's actual emissions under each Emission Scheme applicable to the Vessel for the previous months and adjustment for any previous shortfall or excess. Such Emission Allowances shall be received by the Managers (or the Managers' nominee) from the Owners within the number of days stated in Box 14(ii) after receipt by the Owners of the Managers' written request.

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(iv) No later than fourteen (14) days prior to termination of this Agreement, the Managers shall prepare and present to the Owners, in writing, their estimates of the Emission Allowances due for the Vessel for the final month or part thereof, except that where the Agreement is terminated in circumstances which do not allow the Managers fourteen (14) days' time the Managers shall notify the Owners of said Emission Allowances as soon as possible. Within the number of days stated in Box 14 (ii) of such notification, but not later than the termination of the Agreement, the Emission Allowances notified by the Managers shall be transferred by the Owners to the Managers (or the Managers' nominee).

(v) Any difference between the Emission Allowances estimated according to subclause (b)(iv) above and the Emission Allowances actually due according to the Emission Scheme(s) applicable to the Vessel as at the time and date of termination of this Agreement, shall be reconciled and settled between the Parties within the number of days stated in Box 14(ii).

(vi) The Parties may agree, in writing, to financial security for the Owners' obligations under subclause (b)(iii), (iv) and (v) above. In any event, the Owners shall provide the Managers (or the Managers' nominee) in a timely manner with the Emission Allowances required to fulfil their obligations under the applicable Emission Scheme(s), less any Emission Allowances that the Managers (or the Managers’ nominee) may elect, in their absolute discretion, to offset with the respective financial security.

(vii) The Managers (or the Managers' nominee) shall surrender the Emission Allowances in accordance with the Emission Scheme(s) applicable to the Vessel, subject always to the Owners being/remaining responsible for providing such ~~emission~~ Emission Allowances to the Managers (or the Managers’ nominee).

(viii) Any Emission Allowances or financial security transferred by the Owners to the Managers (or the Managers' nominee) under this subclause (b) shall be held to the credit of the Owners ~~separately~~ until surrendered to the administering authority of the Emission Scheme(s) applicable to the Vessel.

(c)
The Owners shall pay to the Managers the fee stated in ~~Box 14(iii)~~ Annex E in an area subject to an Emission Scheme applicable to the Vessel. ~~If no amount is entered in Box 14(iii), such fee shall be assumed to be included in the annual management fee.~~

(d)
If either Party fails to comply with any of its obligations under this Clause, the other Party shall be entitled to terminate this Agreement ~~with immediate effect by giving notice to the Party in default~~ as per Clause 31(a).

(e)
The rights and obligations of the Parties set out in this Clause 10 shall survive the expiration or termination of the Agreement unless or until the Parties have fulfilled or satisfied their respective obligations under any Emission Scheme(s).

* The European Union Emission Trading System's Commission Implementing Regulation (EU) 2023/2599 of 22 November 2023 laying down rules for the application of Directive 2003/87/EC requires a signed document clearly indicating that the Managers have been duly mandated by the Owners for the Managers to assume responsibility under subclause (b).

SECTION 4 - Insurance, Budgets, Income, Expenses and Fees

11.	Insurance Policies

The Owners shall procure, whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise, that throughout the period of this Agreement:

(a)	at the Owners' expense, the Vessel is insured for not less than its sound market value or entered for its full gross tonnage, as the case may be, for:

(i) hull and machinery marine risks (including but not limited to crew negligence) and excess liabilities;

(ii) protection and indemnity risks (including but not limited to pollution risks, diversion expenses and, except to the extent insured separately by the Managers in accordance with subclause 5(b)(i), Crew Insurances);

NOTE: If the Managers are not providing crew management services under subclause 5(a) (Crew Management) or have agreed not to provide Crew Insurances separately in accordance with subclause 5(b)(i), then such insurances must be included in the protection and indemnity risks cover for the Vessel (see subclause 11(a)(ii) above).

(iii) war risks (including but not limited to piracy, blocking and trapping, protection and indemnity, terrorism and crew risks); and

(iv) such optional insurances as may be agreed (such as kidnap and ransom, loss of hire and FD & D) (see Box 12).

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Subclauses 11(a)(i) through 11(a)(iv) all in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations (“the Owners’ Insurances”);

(b)	all premiums and calls on the Owners’ Insurances are paid by their due date;

(c)
the Owners’ Insurances name the Managers and, subject to underwriters’ agreement, any third party designated by the Managers as a joint assured, with full cover. It is understood that in some cases, such as protection and indemnity, the normal terms for such cover may impose on the Managers and any such third party a liability in respect of premiums or calls arising in connection with the Owners’ Insurances.

If obtainable at no additional cost, however, the Owners shall procure such insurances on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners' Insurances. In any event, on termination of this Agreement in accordance with Clause 30 (Duration of the Agreement) and Clause 31 (Termination), the Owners shall procure that the Managers and any third party designated by the Managers as joint assured shall cease to be joint assured and, if reasonably achievable, that they shall be released from any and all liability for premiums and calls that may arise in relation to the period of this Agreement; and

(d)
written evidence is provided, to the reasonable satisfaction of the Managers, of the Owners' compliance with their obligations under this Clause 11 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners' Insurances.

12.	Owners' Receivables and Expenses

(a)
Except as provided in subclause 12(c) all monies collected by the Managers under the terms of this Agreement (other than monies payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners ~~in the nominated bank account stated in Box 17~~.

(b)
All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in subclause 13(c)) may be debited against the Owners in the account referred to under subclause 12(a) but shall in any event remain payable by the Managers on demand.

(c)	All monies collected by the Managers under Clause 6 (Commercial Management) shall be paid into a bank account in the name of the Owners or as may be otherwise advised by the Owners in writing.

(d)	All emission allowances collected by the Managers under Clause 6 (Commercial Management) shall be deposited into the account advised by the Owners in writing.

13.	Management Fees and Expenses

(a)	Unless otherwise agreed on a case by case basis:

(i) The Owners shall pay to the Managers a predelivery management fee ~~as stated in Box 15(i) at the same time as the Owners pay the first instalment of the annual~~ of USD 800 per day for their Predelivery Services under this Agreement, which shall be payable together with the first payment of the daily management fee to the Managers according to subclause 13(a)(ii). ~~If Box 15(i) is left blank, an amount equivalent to one twelfth (l/12th) of the annual management fee shall apply.~~ The predelivery management fee shall be payable to the nominated bank account stated in Box 17.

(ii) The Owners shall pay to the Managers ~~an annual~~ a daily management fee ~~as stated in Box 15(ii)~~ of USD 800 for their services as Managers under this Agreement, which shall be payable ~~in equal~~ monthly ~~instalments~~ in advance, the first ~~instalment~~ payment (pro rata if appropriate) being ~~payable~~ made as from Delivery and subsequent ~~instalments~~ payments being ~~payable~~ made ~~at the beginning~~ no later than the fifth day of every calendar month. The ~~annual~~ daily management fee shall be payable to the nominated bank account stated in Box 17.

(iii) In the event that Delivery of the Vessel does not take place for any reason other than default by the Managers, the predelivery management fee stated in ~~Box 15(i)~~ Clause 13(a)(i) shall remain payable by the Owners to the Managers.

(iv) Furthermore, the Owners shall pay to the Managers:

(1) a performance incentive equal to 1.25% of the Gross Income arising out of or in connection with the use or operation of the Vessel throughout the duration of this Agreement, which shall be payable quarterly in arrears, no later than the fifth day of the month immediately following the end of each calendar quarter;

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(2) a commission equal to 1% of the Gross Price of the Vessel’s purchase and sale, due upon consummation of each such bona fide transaction and payable no later than the fifth day thereafter. For the avoidance of doubt, such commission shall also apply, mutatis mutandis, when the Vessel is purchased or sold through the transfer of shares or other ownership interests in the entity that owns, directly or indirectly, such Vessel, or through a bareboat charter or other arrangement which has an economic effect substantially similar to a purchase or sale of a Vessel.

(3) extraordinary fees and costs as set forth in Annex “E” hereto, accrued and payable as incurred unless otherwise specified in Annex “E” hereto.

All commissions, fees and costs outlined in this Clause 13(a)(iv) shall be payable to the nominated bank account stated in Box 17.

(b)
The ~~annual~~ management fee ~~shall be subject to an annual review and the proposed fee shall be presented in the annual budget in accordance with subclause 14(a)~~ stated in Clause 13(a)(ii) shall be adjusted on January 1 of each year by a percentage equal to the arithmetic average of the percentage change in the CPI of the United States and Greece over the preceding year.

(c)
The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery and bear the remuneration of any sub-contractor pursuant to Clause 17. Without limiting the generality of this Clause 13 (Management Fees and Expenses) the Owners shall reimburse the Managers for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Managers in the performance of the Management Services.

Any days used by the Managers’ personnel travelling to or from or attending on the Vessel or otherwise used in connection with the Management Services in excess of those agreed shall be charged in accordance with Box 16.

(d)
If the Owners decide to layup the Vessel and such layup lasts for more than the number of months stated in Box 18, an appropriate reduction of the ~~annual~~ daily management fee under Clause 13(a)(ii) for the period exceeding such period until one (1) month before the Vessel is again put into service shall be mutually agreed between the Parties. If the Managers are providing crew management services in accordance with subclause 5(a), consequential costs of reduction and reinstatement of the Crew shall be for the Owners’ account. If agreement cannot be reached then ~~either Party may terminate this Agreement in accordance with subclause 31(e)~~the reduction shall be deemed to be 50%.

(e)	Save as otherwise provided in this Agreement, all discounts and commissions obtained by the Managers in the course of the performance of the Management Services shall be credited to the Owners.

(f)
All payments of fees and any other payments due to the Managers under this Agreement shall be made without any set-off whatsoever and free and clear of any withholding or deduction for, or on account of, any present or future stamp or other taxes, levies, fees, charges, restrictions or conditions of any nature. If the Owners are required by any authority in any country to make any withholding or deduction from any such payment, the sum due from the Owners in respect of such payment will be increased to the extent necessary to ensure that, after the making of such withholding or deduction the Managers receive a net sum equal to the amount which they would have received had no such deduction or withholding been required to be made.

(g)
Any change of the nominated bank account stated in Box 17 shall only be made in accordance with a secure protocol agreed between the Parties in writing, which shall include a secondary verification process. Under no circumstances shall any change of the nominated bank account be made by email alone.

14.	Budgets and Management of Funds

(a)
The Managers' initial budget (including predelivery costs and expenses, as applicable) is set out in Annex “C” hereto. Subsequent budgets shall be for twelve (12) month periods and shall be prepared by the Managers and presented to the Owners not less than three (3) ~~months~~ weeks before ~~the~~ each calendar year end ~~of the budget year~~.

(b)
The Owners shall state to the Managers in a timely manner, but in any event within one (1) ~~month~~ week of presentation, whether or not they agree to each proposed annual budget. The Parties shall negotiate in good faith and if they fail to agree on the annual budget~~, including the annual management fee, either Party may terminate this Agreement in accordance with subclause 31(e)~~ then the annual budget shall be set at an amount equal to the immediately preceding annual budget, adjusted by a percentage equal to the arithmetic average of the percentage change in the CPI of the United States and Greece over the preceding year. In the absence of reply from the Owners regarding the proposed annual budget within one (1) week of its presentation to the Owners, the Managers shall be entitled to assume that the Owners have accepted the proposed annual budget.

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(c)
Following the agreement of the budget, the Managers shall ~~prepare and present to the Owners their estimate of the working capital requirement for the Vessel and shall~~ each month request the Owners in writing to pay the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers (if payable by the Managers on behalf of the Owners), any scheduled or not drydockings or provisions. Such funds shall be received by the Managers within ten (10) running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners ~~in the nominated bank account stated in Box 17~~. If at any time the Managers determine that the funds advanced by the Owners are insufficient to meet the foregoing, the Managers shall advise the Owners of the amount of the deficiency and the Owners, upon reasonably satisfying themselves that further funds are required, shall promptly forward such additional funds to the Managers.

(d)
The Managers shall at all times maintain and keep true and correct accounts in respect of the Management Services in accordance with the relevant International Financial Reporting Standards or such other standard as the Parties may agree, including records of all costs and expenditure incurred, and produce a comparison between budgeted and actual income and expenditure of the Vessel in such form and at such intervals as shall be mutually agreed.

The Managers shall make such accounts available for inspection and auditing by the Owners and/or their representatives in the Managers' offices or by electronic means, provided reasonable notice is given by the Owners.

(e)
Notwithstanding anything contained herein, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services, other than in connection with their own office accommodation, office staff, facilities, stationery and the remuneration of any sub-contractor pursuant to Clause 13(c).

(f)
The Manager (and any sub-contractors where so specified in the terms of their appointment) shall have the discretion to commit the Owners to extra expenditure not included in the budget where they deem such expenditure to be required for the safe and sound maintenance and operation of the Vessel.

SECTION 5 - Legal, General and Duration of Agreement

15.	Trading Restrictions

If the Managers are providing crew management services in accordance with subclause 5(a) (Crew Management), the Owners and the Managers will, prior to the commencement of this Agreement, agree on any trading restrictions to the Vessel that may result from the terms and conditions of the Crew's employment and shall review such trading restrictions if warranted during the period of this Agreement.

16.	Replacement

If the Managers are providing crew management services in accordance with subclause 5(a) (Crew Management), the Owners may require the replacement, at their own expense, at the next reasonable opportunity, of any member of the Crew found on reasonable grounds to be unsuitable for service. If the Managers have failed to fulfil their obligations in providing suitable qualified Crew within the meaning of subclause 5(a) (Crew Management), then such replacement shall be at the Managers’ expense.

17.	Managers' Right to Subcontract

The Managers shall ~~not~~ have the right to subcontract any of their obligations hereunder without the prior written consent of the Owners ~~which shall not be unreasonably withheld, however, the Managers may use their Affiliates to provide services ancillary to the Management Services~~. In any event the Managers shall remain fully liable for the due performance of the Management Services under this Agreement and shall bear and pay the remuneration, however described, of any sub-contractor.

18.	Change of Control

~~Each Party undertakes to provide the other at least fifteen (15) days’ written notice of any proposed change of Control of such Party. The other Party shall be deemed to consent if it does not object in writing within fifteen (15) days of receipt of the written notice. If the other Party objects and agreement cannot be reached, then either Party may terminate this Agreement in accordance with subclause 31(f).~~

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19.	Responsibilities

(a)	Force Majeure

Neither Party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the Party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimise or prevent the effect of such events and/or conditions:

(i) acts of God;

(ii) any government requisition, control, intervention, requirement or interference;

(iii) any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iv) riots, civil commotion, blockades or embargoes;

(v) plague, epidemics or pandemics;

(vi) earthquakes, landslides, floods or other natural disaster or extreme natural event;

(vii) strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the Party seeking to invoke force majeure;

(viii) ionising radiation or contamination by radioactivity, chemical or biological contamination;

(ix) fire, accident, explosion except where caused by negligence of the Party seeking to invoke force majeure; and

(x) any other similar cause beyond the reasonable control of either Party.

(b)	Liability to Owners

(i) Without prejudice to subclause 19(a), the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved (through a judgement of a court of competent jurisdiction) to have resulted solely from the ~~negligence,~~ gross negligence or wilful default of the Managers (including their Affiliates) or their employees or agents, or subcontractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers' personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ~~ten (10) times~~ the ~~annual~~ daily management fee payable hereunder multiplied by 365.

(ii) Acts or omissions of the Crew - Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any acts or omissions of the Crew, even if such acts or omissions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under subclause 5(a) (Crew Management), in which case their liability shall be limited in accordance with the terms of this Clause 19 (Responsibilities).

(c)	Indemnity

Except to the extent and solely for the amount therein set out that the Managers would be liable under subclause 19(b), the Owners hereby undertake to keep the Managers (including their Affiliates) and their employees, agents and subcontractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

Without limiting the generality of the above, the Owners shall indemnify and hold harmless and defend the Managers against any and all claims and demands (including costs and reasonable attorney fees in defending such claims and demands), whether or not such claims or demands be found to be valid, of whatsoever kind or nature and by whomsoever asserted for injury to persons or damage to property arising or in any way connected with the condition, use or operation of the Vessel or the performance of the Management Services in good faith hereunder, including but not limited to claims for damages or injuries to, or loss of property, cargo or personal effects, claims for damages for personal injury or loss of life or pollution or damage to the environment.

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(d)	“Himalaya”

It is hereby expressly agreed that no employee or agent of the Managers (including every Affiliate and subcontractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 19 (Responsibilities), every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 19 (Responsibilities) the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including Affiliates and subcontractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement and shall be entitled to benefit from and enforce this Agreement in accordance with the Contracts (Rights of Third Parties) Act 1999 or any statutory modification or re-enactment thereof, but the consent of such persons shall not be required for any amendment, supplement or substitution of this Agreement or any provision thereof.

(e)
Neither Party shall be liable to the other for any Consequential Loss whatsoever arising out of or in connection with the performance or non–performance of the Agreement, in contract, tort (including negligence), breach of statutory duty or otherwise at law. These exclusions will apply under any theory of liability and even if the party was aware (or should have been aware) of the likelihood of such damages or liabilities. In this Clause, “Consequential Loss” means incidental, consequential, punitive, indirect, or special damages or liabilities of any kind, including without limitation business interruption, loss and/or deferral of services loss of product , lost profits, lost revenues, loss of use, loss of opportunities, and whether or not foreseeable at the date of the Agreement.

(f)
The Owners acknowledge that the Managers are unable to confirm that the Vessel, its systems, equipment and machinery are free from defects and agree that the Managers shall not under any circumstances be liable for any losses, costs, claims, liabilities and expenses, which the Owners may suffer or incur resulting from pre-existing or latent deficiencies in the Vessels, their systems, equipment and machinery.

(g)	The provisions of this Clause 19 shall remain in force notwithstanding termination of this Agreement.

20.	General Administration

(a)
The Managers shall keep the Owners and, if appropriate, the Company informed in a timely manner of any incident of which the Managers become aware which gives or may give rise to delay to the Vessel or claims or disputes involving third parties.

(b)
The Managers shall handle and settle all claims and disputes arising out of the Management Services hereunder, unless the Owners instruct the Managers otherwise. The Managers shall keep the Owners appropriately informed in a timely manner throughout the handling of such claims and disputes.

(c)	The Owners may request the Managers to bring or defend other actions, suits or proceedings related to the Management Services, on terms to be agreed.

(d)
The Managers shall have power to obtain appropriate legal or technical or other outside expert advice, in consultation with the Owners, in relation to the handling and settlement of claims in relation to subclauses 20(a) and 20(b) and disputes and any other matters affecting the interests of the Owners in respect of the Vessel.

(e)
On giving reasonable notice, the Owners may request, and the Managers shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement either related to mandatory rules or regulations or other obligations applying to the Owners in respect of the Vessel under this Agreement to the extent permitted by relevant legislation.

On giving reasonable notice, the Managers may request, and the Owners shall in a timely manner make available, all documentation, information and records reasonably required by the Managers to enable them to perform the Management Services.

(f)	The Owners shall arrange for the provision of any necessary guarantee bond or other security.

(g)	Any costs incurred by the Managers in carrying out their obligations according to this Clause 20 shall be reimbursed by the Owners.

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21.	Managers' Information System

(a)	The Managers will provide the Owners access to the Vessel’s data through the Managers’ digital information platform.

(b)
The Owners agree that the Managers have full and sole ownership of the Managers’ digital information platform, including intellectual property rights and copyright under law, and that the Owners shall be granted access to it for the duration of the Agreement only and shall relinquish any interest in it thereafter.

22.	Vessel's Information and Data

All accounts, documents and information, including electronic data, relating specifically to the Vessel and its operation (“Vessel Information”) shall be the property of the Owners. Upon termination of this Agreement the Managers shall release the Vessel Information to the Owners, if so requested. The Vessel Information shall be provided to the Owners, originals where possible or otherwise certified copies, with electronic data in a mutually agreed form. The Managers may retain copies of the Vessel Information.

23.	Inspection of Vessel

The Owners may at any time after giving reasonable notice to the Managers inspect the Vessel for any reason they consider necessary.

24.	Compliance with Laws and Regulations

The Parties will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades.

25.	MLC

For the purposes of this Clause:

“MLC” means the International Labour Organization (ILO) Maritime Labour Convention (MLC 2006) and any amendment thereto or substitution thereof.

“Shipowner” shall mean the party named as “shipowner” on the Maritime Labour Certificate for the Vessel.

(a)
Subject to Clause 3 (Authority of the Managers), the Managers shall, to the extent of their Management Services, assume the Shipowner’s duties and responsibilities imposed by the MLC for the Vessel, on behalf of the Shipowner.

(b)	The Owners shall ensure compliance with the MLC in respect of any crew members supplied by them or on their behalf.

(c)
The Owners shall procure, whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise, insurance cover or financial security to satisfy the Shipowner’s financial security obligations under the MLC.

26.	Personal Data Protection

For the purposes of this Clause:

“Data Subject” means any identified or identifiable natural person, including Crew.

“Personal Data” means any information relating to any Data Subject connected with the Management Services.

“DPR” means any data protection regulations applicable to the Parties in relation to the Management Services, including the European Union General Data Protection Regulation (GDPR).

(a)	The Parties shall each ensure compliance with the DPR in respect of Personal Data, with particular regard to:

(i) its collection and use;

(ii) its safeguarding;

(iii) any transfer to third parties;

(iv) its retention; and

(v) the protection of Data Subjects’ rights.

(b)	The Parties shall have proper notification and response procedures for any Personal Data breach.

(c)	The Parties agree to conduct or submit to audits or inspections in accordance with the DPR.

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27.	Cyber Security

For the purposes of this Clause:

“Cyber Security Incident” is the loss or unauthorised destruction, alteration, disclosure of, access to, or control of a Digital Environment.

“Cyber Security” is technologies, processes, procedures and controls that are designed to protect Digital Environments from Cyber Security Incidents.

“Digital Environment” is information technology systems, operational technology systems, networks, internet-enabled applications or devices and the data contained within such systems.

(a)	Each Party shall:

(i) implement appropriate Cyber Security measures and systems and otherwise use reasonable endeavours to maintain its Cyber Security;

(ii) have in place appropriate plans and procedures to allow it to respond efficiently and effectively to a Cyber Security Incident; and

(iii) regularly review its Cyber Security arrangements to verify its application in practice and maintain and keep records evidencing the same.

(b)	Each Party shall use reasonable endeavours to ensure that any third party providing services on its behalf in connection with this Agreement complies with the terms of subclause (a)(i)-(iii).

(c)	If a Party becomes aware of a Cyber Security Incident which affects or is likely to affect either Party's Cyber Security, it shall promptly notify the other Party.

(i) If the Cyber Security Incident is within the Digital Environment of one of the Parties, that Party shall:

(1) promptly take all steps reasonably necessary to mitígate and/or resolve the Cyber Security Incident; and

(2) as soon as reasonably practicable, but no later than twelve (12) hours after the original notification, provide the other Party with details of how it may be contacted and any information it may have which may assist the other Party in mitigating and/or preventing any effects of the Cyber Security Incident.

(ii) Each Party shall share with the other Party any information that subsequently becomes available to it which may assist the other Party in mitigating and/or preventing any effects of the Cyber Security Incident.

28.	Sanctions

(a)	For the purposes of this Clause:

“Sanctioned Activity” means any activity, service, carriage, trade or voyage subject to sanctions, prohibitions or restrictions imposed by a Sanctioning Authority.

“Sanctioning Authority” means the United Nations, European Union, United Kingdom, United States of America or any other applicable competent authority or government.

“Sanctioned Party” means any persons, entities, bodies, or vessels designated by a Sanctioning Authority.

(b)	On entering into and throughout the duration of this Agreement:

(i) Owners and Managers warrant for themselves that they are not a Sanctioned Party and that any performance under this Agreement shall not constitute a Sanctioned Activity;

(ii) Owners warrant that the Vessel is not a Sanctioned Party and will not be used for any Sanctioned Activity;

(iii) Managers warrant that (to the best of their knowledge and belief) they will not subcontract any of their duties or obligations under this Agreement to any Sanctioned Party.

(c)
~~If at any time during the performance of this Agreement either Party becomes aware that the other Party is in breach of any warranty given under subclause 28(b), the Party not in breach may terminate this Agreement with immediate effect by giving notice to the Party in breach.~~

(d)	Notwithstanding anything in this Clause to the contrary, neither Owners nor Managers shall be required to do anything which constitutes a Sanctioned Activity.

(e)
Notwithstanding any other provision in this Agreement, Owners and Managers shall be liable to indemnify the other Party against any and all claims, losses, damages, costs and fines whatsoever suffered by the other Party resulting from any breach of the warranties given under subclause 28(b).

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29.	Anti-Corruption

(a)	The Parties agree that in connection with the performance of this Agreement they shall each comply at all times with all applicable anti-corruption legislation.

(b)	Notwithstanding any other provision in this Agreement, if either Party fails to comply with any applicable anti-corruption legislation:

(i) it shall defend and indemnify the other Party against any and all claims, losses, damages, costs and fines whatsoever suffered by the other Party resulting from such breach; and

(ii) if such breach causes the non-breaching Party to be in breach of any applicable anti-corruption legislation, the non-breaching Party shall be entitled to terminate this Agreement as per Clause 31(a) and/or claim losses, damages and costs resulting from the breach.

30.	Duration of the Agreement

(a)
This Agreement shall come into effect at the date stated in Box 2 and shall continue until terminated by either Party by giving notice to the other; in which event this Agreement shall terminate upon the expiration of the later of the number of months stated in Box 19 or a period of two (2) months from the date on which such notice is received, unless terminated earlier in accordance with Clause 31 (Termination).

(b)
Where the Vessel is not at a mutually convenient port or place on the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at the next mutually convenient port or place.

31.	Termination

(a)	Owners’ or Managers’ default

If either Party fails to meet their obligations under this Agreement, the other Party may give notice to the Party in default requiring them to remedy it. In the event that the Party in default fails to remedy it within a reasonable time set by the other Party and to the reasonable satisfaction of the other Party, that other Party shall be entitled to terminate this Agreement with immediate effect by giving notice to the Party in default.

(b)	Notwithstanding subclause 31(a):

(i) The Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners if any monies payable by the Owners and/or the owners of any associated vessel, details of which are listed in Annex “D”, shall not have been received in the Managers’ nominated account within ten (10) days of receipt by the Owners of the Managers’ written request, ~~or if the Vessel is repossessed~~.

(ii) If the Owners proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time set by the Managers and to the reasonable satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners.

(iii) If either Party fails to meet their respective obligations under subclause 5(b) (Crew Insurances) and Clause 11 (Insurance Policies), the other Party may give notice to the Party in default requiring them to remedy it immediately, failing which the other Party may terminate this Agreement with immediate effect by giving notice to the Party in default.

(iv) If at any time during the performance of this Agreement either Party becomes aware that the other Party is in breach of any warranty given under Clause 28(b), the Party not in breach may terminate this Agreement with immediate effect by giving notice to the Party in breach; provided that this right of termination shall not be exercised without first giving thirty (30) days prior notice in writing of the Party suspected to be in breach of said warranty with details of the alleged violations and without first giving said Party the right to remedy any alleged breaches within a period of at least fifteen (15) days by taking any appropriate steps with any competent authority.

(v) The Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners within six months following a Change of Control event.

(c)	Extraordinary Termination

Unless the Managers consent otherwise in writing:

PART II
(i) This Agreement shall be deemed to be terminated with immediate effect upon ~~in the case of~~ the sale or otherwise disposal of the Vessel in a bona fide transaction with an entity that is not an Affiliate of the Owners or, if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing or, if bareboat chartered, unless otherwise agreed, when the bareboat charter comes to an end, unless the Owners or any of their Affiliates exercise a purchase option or similar arrangement that has the effect of maintaining control of the Vessel after the end of such bareboat charter.

(ii) This Agreement shall be deemed to be terminated with immediate effect upon the termination of the Master Management Agreement.

(d)	For the purpose of subclause 31(c) hereof:

(i) the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Vessel’s owners cease to be the registered owners of the Vessel in a bona fide transaction;

(ii) the Vessel shall be deemed to be lost either when it has become an actual total loss or agreement has been reached with the Vessel’s underwriters in respect of its constructive total loss or if such agreement with the Vessel’s underwriters is not reached it is adjudged by a competent court or tribunal that a constructive loss of the Vessel has occurred; and

(iii) the date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel’s underwriters, whichever occurs first. A missing vessel shall be deemed lost in accordance with the provisions of subclause 31(d)(ii).

(e)
~~In the event the Parties fail to agree the annual budget in accordance with subclause 14(b), or to agree to a reduction in the annual management fee in accordance with subclause 13(d), either Party may terminate this Agreement by giving the other Party not less than one (1) month’s notice, the result of which will be the expiry of the Agreement at the end of the current budget period or on expiry of the notice period, whichever is the later.~~

(f)
~~In the event the Parties fail to agree a change of flag in accordance with subclause 9(d)(ii), or to a change of Control in accordance with Clause 18, either Party may terminate this Agreement by giving the other Party not less than one (1) month's notice, the result of which will be the termination of the Agreement upon the change of flag or change of Control or on expiry of the notice period, whichever is the earlier.~~

(g)
This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either Party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(h)
In the event of the termination of this Agreement for any reason other than default by the Managers the ~~annual~~ management fee payable to the Managers according to the provisions of Clause 13 (Management Fees and Expenses), shall continue to be payable for a further period of the number of months stated in Box 20 as from the effective date of termination or, if longer than the number of months stated in Box 20, for as long as the Owners require the services of the Managers to conclude any outstanding matters pertaining to the Management Services. If Box 20 is left blank then ninety (90) days shall apply.

(i)
In addition, where the Managers provide Crew for the Vessel in accordance with subclause 5(a) (Crew Management), the Owners shall pay any Severance Costs which may be incurred~~, not exceeding the amount stated in Box 21~~. The Managers shall use their reasonable endeavours to minimise such Severance Costs.

(j)
The termination of this Agreement shall be without prejudice to all rights accrued ~~due~~ between the Parties prior to the date of termination, which shall become immediately due and payable no later than five days thereafter, including but not limited to any and all (i) fees and reimbursable costs and expenses under Clause 13, and (ii) commissions under Clause 13 on Gross Income and/or Gross Price arising out or in connection with transactions agreed by the Owners prior to the date of termination, irrespective of whether such transactions consummated or related to periods before or after the date of termination.

(k)	In the event of the appointment of the Managers being terminated by:

(i) the Owners giving notice to the Managers in accordance with the provisions of Clause 30;

(ii) the Managers giving notice to the Owners in accordance with the provisions of Clause 31(b)(v);

(iii) reason of Owners’ default as per Clauses 31(a) or 31(b)(i) or 31(b)(ii) or 31(b)(iii) or 31(b)(iv); or

(iv) extraordinary termination as per Clause 31(c)(ii) but only if the termination of the Master Management Agreement results to any termination fees in accordance to its terms,

the Termination Fee shall also become due and payable no later than five days thereafter.

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32.	BIMCO Law and Arbitration Clause 2020

The Parties have been given a choice of law and arbitration alternatives in Part I and this is the clause that shall apply.

(a)
This contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this contract shall be referred exclusively to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this clause. The seat of arbitration shall be London even where any hearing takes place in another jurisdiction.

(b)	The reference shall be to three (3) arbitrators.

(c)	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms.

(d)
In cases where neither the claim nor any counterclaim exceeds the sum of USD 100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure. In cases where the claim or any counterclaim exceeds the sum agreed for the LMAA Small Claims Procedure and neither the claim nor any counterclaim exceeds the sum of USD 400,000 (or such other sum as the parties may agree) the parties may agree that the arbitration shall be conducted in accordance with the LMAA Intermediate Claims Procedure.

(e)	The terms, procedures and rules referred to in subclauses (c) and (d) above shall be those current at the time when the arbitration proceedings are commenced.

(f)
Any and all notices and communications in relation to any arbitration proceedings under this Clause, including commencement notices and appointment of arbitrators, shall be treated as effectively served from the date and time the e-mail was sent if sent by e-mail to the e-mail address of the Owners stated in Box 23 and of the Managers stated in Box 24, respectively.

Either Party shall be entitled to change and/or add to the e-mail addresses by sending notice to change to the other Party at the address in Box 23 and Box 24 respectively (or, if previously amended by notice, the relevant amended addresses).

Nothing in this clause shall prevent any notice and communication in relation to any arbitration proceedings in connection with this contract being served by other effective means.

33.	BIMCO Mediation/Alternative Dispute Resolution Clause 2021

(a)
In the event of a dispute or difference arising under, out of or in connection with this Agreement either Party may at any time, either prior or subsequent to the commencement of any proceedings, invite the other to participate in an alternative dispute resolution (ADR) procedure including (but not limited to) mediation, early neutral evaluation and/or early intervention by written notice to the other Party.

(b)	The other Party shall within fourteen (14) calendar days of receipt of such notice reply in writing either agreeing to participate or declining to participate, giving reasons for declining.

(c)	If the Parties agree to participate in an ADR procedure, they shall both take such steps as are necessary to progress the ADR procedure in good faith and without undue delay.

(d)	The Parties' participation in the ADR procedure shall not affect the rights of either Party to seek such relief or take such steps as it considers necessary to protect its interests.

(e)
Subject to subclause (g), the ADR procedure shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to any Tribunal and/or Court in any subsequent or on-going proceedings except to the extent that they are disclosable under the law and procedure governing the relevant proceedings.

(f)	Unless otherwise agreed, each Party shall bear its own costs incurred in the ADR procedure and the Parties shall share equally any third party costs and expenses.

(g)
If the other Party does not agree to participate in any ADR procedure under this Clause, that fact may be brought to the attention of the competent Tribunal and/or Court and may be taken into account by such Tribunal and/or Court when allocating the costs of the proceedings as between the Parties.

 (Note: The Parties should be aware that the ADR process may not interrupt time limits.)

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34.	Notices

(a)
All notices given by either Party or their agents to the other Party or their agents in accordance with the provisions of this Agreement shall be in writing and shall, unless specifically provided in this Agreement to the contrary, be sent to the address for that other Party as set out in Boxes 25 and 26 or as appropriate or to such other address as the other Party may designate in writing.

A notice may be sent by registered or recorded mail, courier, email or delivered by hand in accordance with this subclause 34(a).

(b)	Any notice given under this Agreement shall take effect on receipt by the other Party and shall be deemed to have been received:

(i) if sent by registered or recorded mail, on the seventh (7th) day after posting;

(ii) if sent by email, on the day of transmission; and

(iii) if delivered by courier or by hand, on the day of delivery.

And in each case proof of posting, couriering, handing in or transmission shall be proof that notice has been given, unless proven to the contrary.

35.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties and no promise, undertaking, representation, warranty or statement by either Party prior to the date stated in Box 1 shall affect this Agreement. Any modification of this Agreement shall not be of any effect unless in writing signed by or on behalf of the Parties.

36.	Third Party Rights

Except to the extent provided in subclauses 19(c) (Indemnity) and 19(d) (Himalaya), no third parties may enforce any term of this Agreement.

37.	Partial Validity

If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not posible, the provision shall be deemed to deleted from this Agreement to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.

38.	Waiver

A waiver of any breach or provision of this Agreement shall only be effective if it is made in writing and signed by an authorised signatory of the Party who is waiving such breach or provision. Any waiver of a breach of any term of this Agreement shall not be deemed a waiver of any subsequent breach and shall not affect the enforceability of any other term of this Agreement.

39.	Warranty of Authority

The Owners and the Managers each warrant and represent that the person whose signature appears in Part I hereto is its representative and is duly authorised to execute this Agreement as a binding commitment of such Party.

40.	Confidentiality

(a)
This Agreement and all information or data provided or obtained in connection with the performance of this Agreement is and shall remain confidential and not be disclosed without the prior written consent of the other Party, provided however that each Party may disclose confidential information to its Affiliates, employees, agents, subcontractors and/or professional advisors for the performance of this Agreement or for legal or compliance purposes.

(b)
The Parties shall use their best efforts to ensure that such information shall not be disclosed to any third party by any of their Affiliates, employees, agents, subcontractors and/or professional advisors.

(c)	This Clause shall not apply to any information or data that has already been published or is in the public domain.

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(d)	All information and data provided by a Party is and shall remain the property of that Party.

41.	BIMCO Electronic Signature Clause 2021

(a)
For the purpose of this Clause “Electronic Signature” shall mean data in electronic form which is attached to or logically associated with other data in electronic form and which is used by a signatory to sign and includes, without limitation, typing a name into a contract, inserting a signature (in the form of an image) into a contract or using a web-based electronic signature platform to generate an electronic representation of a handwritten signature or a digital signature using public key encryption technology.

(b)
The Parties agree that this Agreement, and any documents to be signed in connection herewith, may be electronically signed and the use by a Party of an Electronic Signature shall, for the purposes of validity, enforceability and admissibility, be conclusive evidence of that Party’s intention to be legally bound as if such signature had been written by hand.

(c)
In the event that an Electronic Signature is, for any reason whatsoever, not recognised by any relevant person, entity or authority in any applicable jurisdiction, each Party undertakes, upon request, to promptly provide a handwritten signature on any relevant document.

(d)
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. A counterpart bearing an Electronic Signature shall satisfy the requirements of this Clause.

42.	Interpretation

In this Agreement:

(a)	Singular/Plural

The singular includes the plural and vice versa as the context admits or requires.

(b)	Headings

The index and headings to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation.

(c)	Day

“Day” means a calendar day unless expressly stated to the contrary.

ANNEX A

ANNEX “A“ (DETAILS OF VESSEL OR VESSELS)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT

CODE NAME: SHIPMAN 2024

Date of Agreement:

Name of Vessel(s):

Particulars of Vessel(s):

ANNEX B

ANNEX “B“ (DETAILS OF CREW)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT

CODE NAME: SHIPMAN 2024

Date of Agreement:

Details of Crew:

Numbers	Rank	Nationality

ANNEX C

ANNEX “C“ (BUDGET)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT

CODE NAME: SHIPMAN 2024

Date of Agreement:

Managers' initial budget with effect from the commencement date of this Agreement (see Box 2):

ANNEX D

ANNEX “D“ (ASSOCIATED VESSELS)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT

CODE NAME: SHIPMAN 2024

NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “D” THEY WILL BE SUBJECT TO THE PROVISIONS OF SUBCLAUSE 31(b)(i) OF THIS AGREEMENT.

Date of Agreement:

Details of Associated Vessels:

ANNEX E

ANNEX “E“ (~~FEE SCHEDULE~~ EXTRAORDINARY FEES)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT

CODE NAME: SHIPMAN 2024

1.	Extraordinary fees

 In addition to the Management Fees set forth in Clause 13 of this Agreement, the Owners shall pay to the Managers:

(a)	additional remuneration of US$950 per staff per day spent, together with any travel, accommodation and other expenses incurred, in connection with:

(i) repairs, refurbishment or modifications, including those not covered by the guarantee of the shipbuilder or by the insurance covering the Vessels, resulting from maritime accidents, collisions, other accidental damage, failure of material, or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to the fraud, gross negligence or willful misconduct of the Manager, its employees or its agents, unless and to the extent otherwise covered by insurance);

(ii) any improvement, upgrade or modification to, structural changes with respect to the installation of new equipment, machinery or system aboard any Vessel that results from a change in, an introduction of new, or a change in the interpretation of, applicable laws, at the recommendation of the classification society or the charterers for that Vessel or otherwise;

(iii) the preparation and prosecution of claims, the supervision of repairs and the provision of documentation relating to adjustments; or

(iv) any day the Manager’s staff spends on board the Vessel (including traveling from and to the Vessel) in excess of 14 days per year for purposes of proper maintenance and physical inspection of the Vessel.

(b)
a fee of USD 200 per port call in an area subject to an Emission Scheme applicable to the Vessel which shall be payable quarterly in arrears, no later than the fifth day of the month immediately following the end of each calendar quarter.

(c)
a fee to be reasonably determined between the Owners and the Managers on a case by case basis for any time, costs, liabilities and expenses that were not reasonably contemplated by the Owners and the Manager as being encompassed by or a component of the fees for the Management Services at the time the fees were determined.

ANNEX “F“ (FUEL EU)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT

CODE NAME: SHIPMAN 2024

1.	FuelEU Clause

Notwithstanding any other provision under this Agreement, the Owners and the Managers (the "Parties") hereby agree as follows:

"Compliance Balance" means the measure of the Vessel's over- or under-compliance with regard to the limits of the yearly average GHG Intensity of the energy used on board by the Vessel during Voyages within the scope of FuelEU Maritime, which is calculated in accordance with Part A of Annex IV of FuelEU Maritime.

"Compliance Balance Statement" means the information and calculations for a Reporting Period, and including (without limitation) the Compliance Balance, as calculated and recorded by the Verifier as set out at Article 16(4) and Article 26 of Implementing Regulation 2024/2027.

“FuelEU Database” means any electronic database for the monitoring and recording of compliance with FuelEU Maritime established by the European Commission.

"FuelEU Document of Compliance" means the document issued by a Verifier or, where applicable, the competent authority of the administering State, confirming that the Vessel has complied with FuelEU Maritime for the applicable Reporting Period.

"FuelEU Maritime" means Regulation (EU) 2023/1805 of the European Parliament and of the Council, governing the use of renewable and low-carbon fuels in maritime transport, and amending Directive 2009/16/EC as amended from time to time, including all implementing acts and delegated acts and regulations.

"FuelEU Monitoring Plan" means the Vessel's monitoring plan in accordance with FuelEU Maritime.

“FuelEU Penalty” means the penalty in respect of a Reporting Period calculated in accordance with FuelEU Maritime taking into account, where applicable under this Clause, any multiplier as set out in Article 23(2).

"FuelEU Report" means a report as referred to in Article 15(3) submitted in respect of the Vessel and recorded in the FuelEU Database.

“FuelEU Services" means the services provided by the Managers to the Owners under this Clause in performance of the Agreement.

"FuelEU Verification Report" means a verification report as referred to in Article 16 in respect of either a FuelEU Report or Partial FuelEU Report which has been issued by the Verifier and recorded in the FuelEU Database.

“GHG Intensity” means the amount of GHG emissions per megajoule (MJ) of the fuels and energy, expressed in grams of CO2 equivalent units (gCO2eq/MJ), used on board the Vessel under the scope of FuelEU Maritime, calculated in accordance with the methodology set out in Annex I of FuelEU Maritime.

“Partial FuelEU Report” means a report for a Partial Reporting Period as referred to in Article 15(4) submitted in respect of the Vessel and recorded in the FuelEU Database.

“Partial Reporting Period” means a part of a Reporting Period where there is a change in the company (as defined in FuelEU Maritime) during the same calendar year.

"Pool Verifier" means the legal entity carrying out verification activities and accredited in accordance with FuelEU Maritime which has been selected to verify the allocation of the total pool compliance balances in a pool including the Vessel, and which might not be the Verifier.

"Reporting Period" means a period from 1 January to 31 December of the year during which information referred to in FuelEU Maritime is monitored and recorded.

“Verification Period” means the calendar year following a Reporting Period.

"Verified Compliance Balance" means the Compliance Balance verified by the Verifier (and the Pool Verifier, as applicable) and recorded in the FuelEU Database in respect of a Reporting Period after accounting for the application (as applicable) of the banking of the Vessel's compliance surplus or borrowing of an advance compliance surplus between Reporting Periods under Article 20 or the pooling of the Compliance Balance under Article 21.

“Verifier” means the legal entity carrying out verification activities and accredited in accordance with FuelEU Maritime which has been mutually agreed between the Owners and the Managers to verify the relevant information and data of the Vessel relevant to the FuelEU Database and produce the FuelEU Verification Reports, Compliance Balance Statement and the Verified Compliance Balance(other than in respect of pooling).

“Voyage” means a voyage as defined in Article 3, point (c), of Regulation (EU) 2015/757.

Unless specified otherwise, references to Articles and Annexes in this Clause are to those provided for in FuelEU Maritime.

(a)
The Parties acknowledge that the Vessel is required to comply with FuelEU Maritime and that the Managers (or the Managers’ nominee) shall be the responsible compliance entity for the Vessel in accordance with FuelEU Maritime.

(b)
Owners shall provide to the Managers a copy of the Partial FuelEU Report no later than one month after Delivery and the corresponding FuelEU Verification Report together with any supporting information, verification assessment(s), data and documentation latest seven (7) days after receipt from the Verifier.

(c)
In consultation with the Owners, the Managers shall prepare and submit a FuelEU Monitoring Plan for the Verifier’s approval.  The Managers shall review the FuelEU Monitoring Plan regularly and if necessary, update and/or modify it. The Owners shall promptly notify the Managers if any fuels or energy to be supplied to the Vessel are not reflected in the FuelEU Monitoring Plan following which the Managers shall promptly seek to update and/or modify and re-submit  the FuelEU Monitoring Plan to the Verifier for approval.

(d)
The Owners shall provide to the Managers: (i)  bunker delivery notes (BDNs) and electricity delivery notes (EDNs) for fuels and energy supplied to the Vessel; and if applicable, (ii) any associated documentation and/or certification recognised under FuelEU Maritime to the satisfaction of the Verifier in order to meet the sustainability and GHG emissions saving criteria set out under FuelEU Maritime and to obtain any benefit when applying the emission factors set out in Annex II and calculating the GHG Intensity. The Managers shall be entitled to rely on and accept no responsibility for the accuracy of the data and information recorded in any of the BDNs, EDNs and in any associated documentation and/or certification which are to be submitted to the Verifier as well as for the Owners' failure to supply the same.

(e)	The Managers shall on a per Voyage basis and/or other regular intervals to be agreed between the Parties provide to the Owners, together with all supporting calculations, the estimates of:

(i) the aggregated Compliance Balance of the Vessel incurred in the then current Reporting Period; and

(ii) upon request, the projected aggregated Compliance Balance taking into account any banked compliance surplus or advance compliance surplus borrowed from a previous Reporting Period based on information and documentation available at that point in time. Any estimates of the aggregated Compliance Balance as set out in subclause (e)(i) shall be validated by a third party if required by the Owners at their expense.

(f)
The Managers shall continuously monitor and record the Vessel's GHG Intensity and all other relevant information and data required under FuelEU Maritime during a Reporting Period and shall promptly provide the Verifier with a FuelEU Report (or, where applicable, a Partial FuelEU Report) in accordance with FuelEU Maritime together with all supporting documents and information as requested by the Verifier.

(g)
The Managers shall promptly notify the Owners of the outcome of the verification of the FuelEU Report (or, where applicable, a Partial FuelEU Report) by the Verifier and provide the Owners with a copy of the FuelEU Verification Report together with the Compliance Balance Statement when available.

(h)
Where this Agreement is terminated, the Managers shall, by no later than ten (10) running days prior to the Vessel's date of redelivery (or, in case of immediate termination, by no later than ten (10) running days thereafter), provide the Owners upon request with estimates of the underlying information and data to be contained in a Partial FuelEU Report together with any relevant information recorded on the FuelEU Database.  Thereafter, the Managers shall provide to the Owners a copy of the Partial FuelEU Report no later than one month after redelivery and the corresponding FuelEU Verification Report together with any supporting information, verification assessment(s), data and documentation latest seven (7) days after receipt from the Verifier.

(i)	The Managers shall periodically monitor the Managers' potential exposure to a FuelEU Penalty for the Vessel.

(i) The Parties shall agree on the appropriate form and amount of security, which may be adjusted from time to time, to be provided by the Owners to cover the Managers' corresponding  exposure (if any) to the reasonable satisfaction of the Managers.  Such security shall be agreed by the Parties and received by the Managers within ten (10) running days of the Managers’ written request failing which the Managers may terminate this Agreement immediately by providing written notice to the Owners as per Clause 31(a) of the Agreement.

(ii) Any security provided by the Owners to the Managers under this Clause shall:

(1) be held to the credit of the Owners unless the Managers use, in their sole discretion, the security (or any part thereof) to meet the Managers' obligations owed for the Vessel under FuelEU Maritime, in which case the Parties shall agree on the appropriate form and amount of replacement security to be provided by the Owners in accordance with subclause (i)(i); and

(2) in no way prejudice the Owners' obligation to provide the Managers in a timely manner with sufficient funds required to fulfil the Managers' obligations for the Vessel under FuelEU Maritime.

(iii) Upon termination of this Agreement, any security or replacement security provided to the Managers in accordance with this subclause shall either be returned to the Owners or cancelled (as appropriate) within ten (10) running days of the termination date unless such security or replacement security is still required to meet the Managers' obligations under FuelEU Maritime in respect of the applicable Verification Period, in which case such security or replacement security shall be released following receipt of the Owners’ payment under subclause (k)(i) or, where no FuelEU Penalty is payable, upon issuance of the FuelEU Document of Compliance for the corresponding Reporting Period, whichever is earlier.

(j)	In respect of each Compliance Balance Statement:

(i) Unless otherwise agreed in writing by the Parties, it is expressly understood that any rights, ownership, entitlements and decisions in respect of the banking, borrowing and pooling of the Compliance Balance, as well as to the identity and appointment of the Pool Verifier (as applicable) shall vest exclusively in the Owners (or the Owners' nominee) who shall be at liberty to direct, control and allocate the Compliance Balance as they see fit in accordance with FuelEU Maritime.

(ii) No later than ten (10) running days prior to 30 April of the Verification Period, the Owners (or the Owners' nominee) shall provide instructions and directions to the Managers as to the application and/or allocation of the Compliance Balance in respect of borrowing, banking and/or pooling as well as to the identity and appointment of the Pool Verifier.

(iii) The Managers shall promptly follow the Owners' (and where applicable, the Owners' nominee and/or any third parties nominated by the Owners in writing) instructions and directions in respect of borrowing, banking and/or pooling of the Compliance Balance in accordance with subclause (j)(ii).

(iv) The Owners shall bear the risk, liability, benefit and costs arising out of or in connection with the afore-mentioned instructions and directions including any failure to provide such instructions and directions under this subclause (j).

(v) Once the Verified Compliance Balance is available, it shall be communicated by the Managers to the Owners as soon as reasonably practicable.

(k)	Where, in respect of the Verified Compliance Balance, it is determined under FuelEU Maritime that:

(i) a FuelEU Penalty is payable, the Managers shall promptly notify the Owners of such FuelEU Penalty and the Owners shall transfer a sum equivalent to the FuelEU Penalty to the Managers by no later than ten (10) running days before the FuelEU Penalty falls due.  Subject to the timely receipt of such funds, the Managers shall pay the FuelEU Penalty promptly thereafter and provide the Owners with a copy of the FuelEU Document of Compliance as soon as reasonably practicable; or

(ii) no FuelEU Penalty is payable, the Managers shall provide the Owners with a copy of the FuelEU Document of Compliance  as soon as reasonably practicable.

(l)
Where this Agreement is terminated between 1 January and 30 June of a Verification Period, and the Managers (or the Managers’ nominee) were the responsible compliance entity on 31 December of the previous Reporting Period, the Managers shall remain responsible for complying with its obligations under this Clause. In the event that satisfactory security or replacement security has not been agreed or extended, the Owners shall advance the funds required for payment of the estimated FuelEU Penalty and these funds shall be received on or before termination of this Agreement.  Where funds in excess of a FuelEU Penalty have been paid by the Owners or if no FuelEU Penalty is ultimately payable pursuant to the Verified Compliance Balance, the Managers shall promptly return any balance of funds to the Owners.

(m)
Unless otherwise specified in Annex E to this Agreement, the fee payable by the Owners to the Managers for the FuelEU Services shall be assumed to be included in the daily management fee stated in Clause 13(a)(ii) of the Agreement.

(n)	Without prejudice to the Managers’ right to terminate this Agreement in accordance with subclause (i) above:

(i) the Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners as per Clause 31(b)(i) if any monies payable by the Owners under subclause (k) and/or (m) are not received in the Managers’ nominated bank account within ten (10) days of receipt by the Owners of the Managers’ written request; and

(ii) in any other circumstances, if either Party fails to meet their obligations under this Clause, the other Party may give notice to the Party in default requiring it to remedy such failure as per Clause 31(a). Should the Party in default fail to remedy the failure within a reasonable time to the reasonable satisfaction of the other Party, that Party shall be entitled to terminate this Agreement with immediate effect by giving notice to the Party in default as per Clause 31(a).

(o)
It is expressly agreed that the rights and obligations of the Parties set out in this Clause shall survive the expiration or termination of the Agreement unless or until the Parties have fulfilled or satisfied their respective obligations under FuelEU Maritime.

SCHEDULE C

ADMINISTRATIVE MANAGEMENT SERVICES

The Manager shall provide such of the following Administrative Management Services to the Group as the Group may from time to time request and direct the Manager to provide pursuant to Section 2, including indicatively the following:

1.
Keep and maintain at all times the accounting books and records of each member of the Group which shall contain particulars of receipts and disbursements relating to its assets and liabilities, and such books, records and accounts shall be kept pursuant to normal commercial practices that will permit the Group to prepare or cause to be prepared financial statements in accordance with U.S. generally accepted accounting principles and other regulations as may be applicable to the Group.

2.
Represent any member of the Group vis-à-vis any contractual counterparties and before any competent authority in any jurisdiction, including without limitation tax authorities, civil, criminal and administrative courts, ministries and other governmental bodies.

3.
Arrange for and coordinate the due, timely and proper fulfilment by the Group of all its obligations, covenants, undertakings and responsibilities binding upon it under or in connection with any financing arrangements to which any member of the Group is a party or by which any of its assets are bound, including without limitation any loan agreements, credit facilities, security documents, guarantees, hedging arrangements and related finance documents, and monitor ongoing compliance therewith, including the satisfaction of all payment, reporting, information, notification and other continuing obligations.

4.
Arrange for and coordinate the due, timely and proper fulfilment by the Group (or Vessel) of all its tax obligations and responsibilities, including the assessment, filing, reporting and payment of all applicable taxes, duties, levies, charges and governmental impositions of any nature (including, but not limited to, VAT and tonnage tax), and take all lawful and appropriate actions to contest, challenge, appeal, negotiate or otherwise dispute the validity, amount or enforceability of any taxes, duties, levies, charges, penalties, fines or assessments imposed, or alleged to be imposed, on any member of the Group (or Vessel) by any governmental, tax or regulatory authority.

5.
Provide, or arrange for the provision of, at the request and under the direction of the Group, such clerical, secretarial, corporate, administrative, operational support and ancillary services as may be reasonably required for the proper conduct, operation and development of the Group’s business and affairs, including, but not limited to, the services of suitably qualified personnel, consultants and support staff to assist the Group in relation to its management, strategic development, corporate administration, investment activities, financing initiatives, commercial operations and general business affairs; provided that:

(a)	such personnel, consultants and support staff shall, in the performance of their duties under this Agreement:

(i)	devote such time, attention, and skill as is reasonably necessary for the proper performance of their responsibilities;

(ii)	represent the Group and consult and cooperate with its Board, officers, advisors, and other business partners, as applicable;

(iii)	use reasonable endeavours to promote the success, business, and reputation of the Group;

(iv)	act in good faith and in what they reasonably believe to be in the best interests of the Group;

(v)
perform their duties with the degree of care, skill, diligence, and prudence that would reasonably be expected of a person in a comparable position in a company of similar size, nature, and complexity;

(vi)	comply in all material respects with all applicable laws, regulations, and policies of the Group;

(vii)
be entitled to rely on information, advice, and services provided by other officers, employees, professional advisers, and experts engaged by the Group, provided that such reliance is made in good faith and on a reasonable basis.

(b)
the Board of Icon shall have the right to instruct the Manager from time to time as to the identity of the personnel and may terminate the services of any such person or request the appointment of a replacement for such person at any time, in each case upon giving the Manager not less than three months prior written notice.

(c)
the Group shall keep such personnel indemnified and hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising, which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of their duties under this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis), which they may suffer or incur (whether directly or indirectly) in the course of the performance of their duties under this Agreement, unless and to the extent that such actions, proceedings, claims, demands, liabilities, costs, loss, damages or expenses are proven (through the judgement of a court of competent jurisdiction) to have resulted solely from fraud, gross negligence or willful misconduct of such persons.

(d)	under no circumstances shall the Group be entitled to bring an action in contract, in tort, or otherwise, against such personnel, or any of them, for any reason whatsoever.

6.
Arrange for the provision by third party providers of such audit, accounting, legal, insurance and other professional services relating to the Group and the Vessels as are reasonably required by the Group from time to time to the extent such advice and analysis can be reasonably provided or arranged by the Manager, provided that nothing herein shall permit the Manager to select the auditor of the Group or to communicate with the auditor other than in the ordinary course of making such books and records available for review as the auditors may require and to respond to queries from the auditors with respect to the accounts and statements prepared by, or arranged by, the Manager, and in particular the Manager will not have any of the authorities, rights or responsibilities of the audit committee of the Group, but shall provide, or arrange for the provision of, information to such committee as may from time to time be required or requested.

7.
Arrange, at the request and under the direction of the Group, loan and credit terms with financiers and provide, or arrange for the provision of, such assistance and support as the Group may from time-to-time request in connection with any new or existing debt and/or equity financing for the Group.

8.	Make all necessary arrangements for all the Board and shareholder meetings of the members of the Group.

9.	Provide, or arrange for the provision of, IT services;

10.	Maintain, or arrange for the maintenance of, the members’ of the Group existence and good standing in necessary jurisdictions.

11.
Provide, or arrange for the provision of cash management and treasury services, including assistance with preparation of budgets, overseeing banking services and bank accounts and arranging for the deposit of funds.

12.
Provide, or arrange for the provision of, investment administration and support services, including, without limitation, assistance with the assessment, evaluation, due diligence, structuring, implementation, management, monitoring, and oversight of investments, as well as coordinating with professional advisers and other counterparties, reviewing and administering related information memorandums and documentation, monitoring compliance with related contractual rights and obligations, facilitating reporting and record-keeping, and providing ongoing administrative support in connection with the holding, management, structuring, disposal, or realization of investments.